                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

                                      among

                            OSI PHARMACEUTICALS, INC.

                              CP MERGER CORPORATION

                                       and

                               CELL PATHWAYS, INC.

                          Dated as of February 7, 2003

                                TABLE OF CONTENTS

ARTICLE I    DEFINITIONS............................................................................   1

     SECTION 1.01.   Definitions....................................................................   1

ARTICLE II   THE MERGER.............................................................................   6

     SECTION 2.01.   The Merger.....................................................................   6
     SECTION 2.02.   Effective Time; Closing........................................................   6
     SECTION 2.03.   Effect of the Merger...........................................................   6
     SECTION 2.04.   Certificate of Incorporation; By-laws..........................................   6
     SECTION 2.05.   Directors and Officers.........................................................   6
     SECTION 2.06.   Conversion of Securities.......................................................   6
     SECTION 2.07.   Employee Stock Options, Employee Stock Purchase Plan and Company Warrants......   7
     SECTION 2.08.   Exchange of Certificates.......................................................   8
     SECTION 2.09.   Appraisal Rights...............................................................  10
     SECTION 2.10.   Stock Transfer Books...........................................................  10
     SECTION 2.11.   Adjustments....................................................................  10

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE COMPANY..........................................  10

     SECTION 3.01.   Organization and Qualification; Subsidiaries...................................  10
     SECTION 3.02.   Certificate of Incorporation and By-laws.......................................  11
     SECTION 3.03.   Capitalization.................................................................  11
     SECTION 3.04.   Authority Relative to This Agreement...........................................  11
     SECTION 3.05.   No Conflict; Required Filings and Consents.....................................  12
     SECTION 3.06.   Permits; Compliance............................................................  12
     SECTION 3.07.   SEC Filings; Financial Statements..............................................  13
     SECTION 3.08.   Absence of Certain Changes or Events...........................................  14
     SECTION 3.09.   Absence of Litigation..........................................................  14
     SECTION 3.10.   Employee Benefit Plans.........................................................  15
     SECTION 3.11.   Labor and Employment Matters...................................................  16
     SECTION 3.12.   Property and Leases............................................................  17
     SECTION 3.13.   Intellectual Property..........................................................  17
     SECTION 3.14.   Taxes..........................................................................  19
     SECTION 3.15.   Environmental Matters..........................................................  20
     SECTION 3.16.   Material Contracts.............................................................  21
     SECTION 3.17.   Insurance......................................................................  21
     SECTION 3.18.   Brokers........................................................................  22
     SECTION 3.19.   Takeover Laws..................................................................  22
     SECTION 3.20.   Amendment to Rights Agreement..................................................  22
     SECTION 3.21.   Certain Business Practices.....................................................  22
     SECTION 3.22.   [RESERVED......................................................................  22
     SECTION 3.23.   Vote Required..................................................................  22
     SECTION 3.24.   Opinion of Financial Advisors..................................................  22

     SECTION 3.25.   Regulatory Issues..............................................................  23
     SECTION 3.26.   Full Disclosure................................................................  24
     SECTION 3.27.   Corporate Governance Compliance................................................  24
     SECTION 3.28.   Related Party Transactions.....................................................  24

ARTICLE IV   REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB................................  24

     SECTION 4.01.   Corporate Organization.........................................................  24
     SECTION 4.02.   Certificate of Incorporation and By-laws.......................................  24
     SECTION 4.03.   Capitalization.................................................................  24
     SECTION 4.04.   Authority Relative to This Agreement...........................................  25
     SECTION 4.05.   No Conflict; Required Filings and Consents.....................................  25
     SECTION 4.06.   SEC Filings; Financial Statements..............................................  26
     SECTION 4.07.   Absence of Certain Changes or Events...........................................  27
     SECTION 4.08.   Absence of Litigation..........................................................  27
     SECTION 4.09.   Property and Leases............................................................  27
     SECTION 4.10.   Taxes..........................................................................  27
     SECTION 4.11.   Brokers........................................................................  27
     SECTION 4.12.   Certain Business Practices.....................................................  27
     SECTION 4.13.   Full Disclosure................................................................  28
     SECTION 4.14.   Corporate Governance Compliance................................................  28
     SECTION 4.15.   Related Party Transactions.....................................................  28

ARTICLE V    CONDUCT OF BUSINESS PENDING THE MERGER.................................................  28

     SECTION 5.01.   Conduct of Business by the Company Pending the Merger..........................  28
     SECTION 5.02.   Fees and Expenses..............................................................  30
     SECTION 5.03.   Conduct of Business by Parent Pending the Merger...............................  30

ARTICLE VI   ADDITIONAL AGREEMENTS..................................................................  30

     SECTION 6.01.   Registration Statement; Proxy Statement........................................  30
     SECTION 6.02.   Stockholders' Meeting..........................................................  31
     SECTION 6.03.   Appropriate Action; Consents; Filings..........................................  31
     SECTION 6.04.   Access to Information; Confidentiality.........................................  32
     SECTION 6.05.   No Solicitation of Transactions................................................  33
     SECTION 6.06.   Directors' and Officers' Indemnification and Insurance.........................  34
     SECTION 6.07.   Notification of Certain Matters................................................  35
     SECTION 6.08.   Public Announcements...........................................................  35
     SECTION 6.09.   Tax Opinion Matters............................................................  36
     SECTION 6.10.   Affiliates.....................................................................  36
     SECTION 6.11.   Tax-free Reorganization........................................................  36
     SECTION 6.12.   Comparability of Employee Benefits.............................................  36
     SECTION 6.13.   Further Assurances.............................................................  37
     SECTION 6.14.   HSR Act........................................................................  37

ARTICLE VII  CONDITIONS TO THE MERGER...............................................................  37

     SECTION 7.01.   Conditions to the Merger.......................................................  37
     SECTION 7.02.   Conditions to the Obligations of Parent and Merger Sub.........................  38

     SECTION 7.03.   Conditions to the Obligations of the Company...................................  39

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER......................................................  39

     SECTION 8.01.   Termination...................................................................   39
     SECTION 8.02.   Effect of Termination..........................................................  40
     SECTION 8.03.   Fees and Expenses..............................................................  40
     SECTION 8.04.   Amendment......................................................................  41
     SECTION 8.05.   Waiver.........................................................................  41

ARTICLE IX   GENERAL PROVISIONS.....................................................................  41

     SECTION 9.01.   Nonsurvival of Representations and Warranties..................................  41
     SECTION 9.02.   Notices........................................................................  41
     SECTION 9.03.   Severability...................................................................  42
     SECTION 9.04.   Entire Agreement; Assignment...................................................  42
     SECTION 9.05.   Parties in Interest............................................................  43
     SECTION 9.06.   Specific Performance...........................................................  43
     SECTION 9.07.   Governing Law..................................................................  43
     SECTION 9.08.   Waiver of Jury Trial...........................................................  43
     SECTION 9.09.   Headings.......................................................................  43
     SECTION 9.10.   Counterparts...................................................................  43

                  AGREEMENT AND PLAN OF MERGER, dated as of February 7, 2003 (this "Agreement"), among OSI Pharmaceuticals, Inc., a Delaware corporation ("Parent"), CP Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Cell Pathways, Inc., a Delaware corporation (the "Company").

                              W I T N E S S E T H :

                  WHEREAS, the parties hereto desire to cause Merger Sub, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), to merge with and into the Company (the "Merger");

                  WHEREAS, the Board of Directors of the Company (the "Board") has (i) determined that the Merger is fair to the holders of Shares (as defined in Section 2.06(a)) and is in the best interests of such stockholders and (ii) approved this Agreement and the transactions contemplated hereby and unanimously has recommended that the stockholders of the Company adopt this Agreement;

                  WHEREAS, the Board of Directors of Parent has determined that the Merger is in the best interests of Parent and its stockholders and has approved and, as sole stockholder of Merger Sub, has adopted this Agreement and the transactions contemplated hereby; and

                  WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code").

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

         SECTION 1.01.     Definitions.(a) For purposes of this Agreement:

                  "Acquisition Proposal" means (i) any bona fide written proposal or offer from any person relating to any direct or indirect acquisition of (A) all or at least 20% of the consolidated assets of the Company and its Subsidiaries or (B) any equity securities of the Company or of its Subsidiaries (except in respect of the issuance of equity securities by the Company related to the exercise or conversion of options or warrants outstanding as of the date hereof); (ii) any tender offer or exchange offer, as defined pursuant to the Exchange Act, for any class of equity securities of the Company; (iii) any merger, consolidation, business combination, sale of all or at least 20% of the consolidated assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or its Subsidiaries, other than the Merger; or (iv) any other transaction the consummation of which would impede, interfere with, prevent or materially delay the Merger or would materially dilute the benefits to Parent of the Transactions contemplated hereby. An Acquisition Proposal includes a Superior Proposal.

                  "affiliate" of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

                  "beneficial owner", with respect to any Shares, means a person who shall be deemed to be the beneficial owner of such Shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject to the passage of time or other conditions), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares.

                  "business day" shall have the meaning set forth in Rule 14d-1(g)(3) under the Exchange Act.

                  "Company Disclosure Schedule" means the Disclosure Schedule referred to herein and delivered by the Company to Parent and Merger Sub on the date hereof.

                  "Company Material Adverse Effect" means any event, circumstance, change or effect that is materially adverse to the business, condition (financial or otherwise), or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that a Material Adverse Effect shall not include (A) any events, circumstances, changes and effects that are generally applicable to (i) the pharmaceutical industry, or (ii) the United States economy including, but not limited to, any acts of terrorism or any outbreak of hostilities or war, provided that the Company and its Subsidiaries are not disproportionately affected thereby, (B) any change, effect or circumstance resulting from the transactions contemplated hereby or the announcement hereof, (C) any change in the trading price or trading volume of the Company's Common Stock (unless the event underlying such change in price or volume would otherwise constitute a Company Material Adverse Effect), (D) the delisting of the Company's Common Stock from the Nasdaq National Market or (E) any decline in the Company's cash position in the ordinary course of business.

                  "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

                  "Environmental Laws" means any United States federal, state, local or non-United States laws or regulations in effect as of the date hereof relating to (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, health or natural resources.

                  "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Company or its Subsidiaries and which, together with the Company or its Subsidiaries, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "Governmental Authority" means any: (i) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (iv) multinational organization or body; or (v) individual, entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

                  "Group" means, individually and collectively, (i) the Company, or (ii) its Subsidiaries.

                  "Hazardous Substances" means (i) those substances defined in or regulated as hazardous or toxic substances, materials or wastes under any applicable Environmental Law; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; and (v) any other contaminant.

                  "IRS" means the United States Internal Revenue Service.

                  "knowledge of the Company" means the actual knowledge of each of the individuals set forth in Section 1.01 of the Company Disclosure Schedule.

                  "Parent Common Stock" means the common stock, $0.01 par value per share, of Parent.

                  "Parent Material Adverse Effect" means any event, circumstance, change or effect that is materially adverse to the business, condition (financial or otherwise), or results of operations of the Parent and its Subsidiaries, taken as a whole; provided, however, that a Material Adverse Effect shall not include (A) any events, circumstances, changes and effects that are generally applicable to (i) the pharmaceutical industry, or (ii) the United States economy including, but not limited to, any acts of terrorism or any outbreak of hostilities or war, provided that Parent and its Subsidiaries are not disproportionately affected thereby, (B) any change, effect or circumstance resulting from the transactions contemplated hereby or the announcement hereof, (C) any change in the trading price or trading volume of Parent's Common Stock (unless the event underlying such change in price or volume would otherwise constitute a Parent Material Adverse Effect), (D) the delisting of Parent's Common Stock from the Nasdaq National Market or (E) any decline in Parent's cash position in the ordinary course of business.

                  "person" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

                  "Parent Disclosure Schedule" means the Disclosure Schedule referred to herein and delivered by Parent to the Company on the date hereof.

                  "SEC" means the United States Securities and Exchange Commission.

                  "SEC Reports" means (i) the Company's Annual Reports on Form 10-K for the fiscal years ended December 31, 1999, 2000, 2001, respectively, (ii) the Company's Quarterly Reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 2002, (iii) the Company's proxy statement relating to the Company's 2002 annual meeting of stockholders, and

         (iv) all other forms, reports and other registration statements filed by the Company with the SEC since January 1, 2002.

                  "Securities Act" means the Securities Act of 1933, as amended.

                  "Subsidiary" or "Subsidiaries" of the Company, the Surviving Corporation, Parent or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

                  "Tax" or "Taxes" means (i) means all taxes, however, denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state or local government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected, (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person.

                  "Tax Returns" means all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

                  "Treasury Regulations" means the temporary and final regulations issued by the U.S. Treasury Department under the Code.

                  (b) The following terms have the meaning set forth in the Sections set forth below:

         Defined Term                                                            Location of Definition
         ------------                                                            ----------------------
         Action                                                                         3.09
         Affiliate Agreement                                                            6.10
         Agreement                                                                      Preamble
         Assumed Employees                                                              6.12
         Assumed Option                                                                 2.07(a)
         Blue Sky Laws                                                                  3.05(b)
         Board                                                                          Recitals
         Certificate of Merger                                                          2.02
         Certificates                                                                   2.08(b)
         clinical data developed by or on behalf of the Company                         3.13(a)
         Closing Date                                                                   2.02
         Code                                                                           Recitals
         Company                                                                        Preamble
         Company Common Stock                                                           2.06(a)
         Company Data Base and Data Collections                                         3.13(a)

             Company Financial Advisor                                                               3.24
             Company Preferred Stock                                                                 3.03
             Company Registered Intellectual Proper                                                  3.13(b)
             Company Required Approvals                                                              3.05(b)
             Company Stock Option Plans                                                              2.07(a)
             Confidentiality Agreements                                                              6.04(b)
             Contingent Value Right                                                                  2.06(a)
             Delaware Law                                                                            Recital
             Effective Time                                                                          2.02
             Environmental Permits                                                                   3.15
             ERISA                                                                                   3.10(a)
             ESPP                                                                                    2.07(d)
             Exchange Agent                                                                          2.08(a)
             Exchange Fund                                                                           2.08(a)
             Exchange Ratio                                                                          2.06(a)
             GAAP                                                                                    3.07(b)
             Indemnified Parties                                                                     6.06(b)
             Intellectual Property                                                                   3.13(a)
             Investigator-Initiated Clinical Study                                                   3.13(a)
             Law                                                                                     3.05(a)
             Material Contracts                                                                      3.16(a)
             Merger                                                                                  Recital
             Merger Consideration                                                                    2.06(a)
             Merger Sub                                                                              Preambl
             Multiemployer Plan                                                                      3.10(b)
             Multiple Employer Plan                                                                  3.10(b)
             Parent                                                                                  Preambl
             Parent SEC Reports                                                                      4.06(a)
             Permits                                                                                 3.06
             Plans                                                                                   3.10(a)
             Proprietary Information                                                                 6.04(b)
             Proxy Statement                                                                         6.01(a)
             Registered Intellectual Property                                                        3.13(a)
             Registration Statement                                                                  6.01(a)
             Restraints                                                                              7.01(b)
             Revised Offer                                                                           6.05(f)
             Rights                                                                                  3.03
             Rights Agreement                                                                        3.03
             Series A Exchangeable Preferred Stock                                                   4.03
             Series A Preferred Stock                                                                4.03
             Shares                                                                                  2.06(a)
             Stockholders' Meeting                                                                   6.02
             Subsidiary                                                                              3.01(a)
             Superior Proposal                                                                       6.05(a)
             urviving Corporation                                                                    2.01
             Terminating Company Breach                                                              8.01(g)
             Terminating Parent Breach                                                               8.01(f)
             Termination Fee                                                                         8.03(a)
             2002 Balance Sheet                                                                      3.07(c)

                                   ARTICLE II

                                   THE MERGER

         SECTION 2.01. The Merger. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with Delaware Law, at the Effective Time (as hereinafter defined) Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

         SECTION 2.02. Effective Time; Closing. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in
Article VII, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of Delaware Law (the date and time of such filing being the "Effective Time"). On a date prior to such filing (the "Closing Date"), a closing shall be held at the offices of Mintz Levin Cohn Ferris Glovsky and Popeo PC, The Chrysler Center, 666 Third Avenue, New York, New York 10017, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VII.

         SECTION 2.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

         SECTION 2.04.     Certificate of Incorporation; By-laws.

                  (a) At the Effective Time, the certificate of incorporation of the Surviving Corporation, as in effect immediately prior to the Effective Time, shall be amended so as to contain the provisions, and only the provisions, contained immediately prior thereto in the certificate of incorporation of Merger Sub.

                  (b) Unless otherwise determined by Parent prior to the Effective Time, the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by law, the certificate of incorporation of the Surviving Corporation and such by-laws.

         SECTION 2.05. Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or approval. The Company shall cause the officers and directors of the Company to submit their resignations to the Surviving Corporation effective as of the Effective Time.

         SECTION 2.06. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

                  (a) Each share of common stock, par value $0.01 per share, of the Company ("Company Common Stock"; all issued and outstanding shares of Company Common Stock being hereinafter collectively referred to as the "Shares") issued and outstanding immediately prior to the Effective Time (except as otherwise provided in Section 2.06(b) or Section 2.09) and all rights in respect thereof shall be converted automatically, subject to Section 2.08(e), into the right to receive .0567 of a share of Parent Common Stock (such number, the "Exchange Ratio") and a 5-year contingent value right, substantially in the form of Exhibit A hereto, to receive .0400 shares of Parent Common Stock (the "Contingent Value Right"). The shares of Parent Common Stock (together with the cash in lieu of fractional shares of Parent Common Stock as specified below) and the Contingent Value Rights to be received pursuant hereto are the "Merger Consideration".

                  (b) Each Share held in the treasury of the Company and each Share owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

                  (c) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

         SECTION 2.07. Employee Stock Options, Employee Stock Purchase Plan and Company Warrants.

                  (a) At the Effective Time, each outstanding option to purchase Shares under the stock option plans listed in Section 3.10(a) of the Company Disclosure Schedule (the "Company Stock Option Plans") that is not exercised on or prior to the Closing Date, will terminate in accordance with the terms of such plan and the agreements entered into under such plan. Prior to the Closing Date, the Company shall take any corporate action necessary to effectuate the foregoing and the Company shall give any required notice to participants in the Company Stock Option Plans of the cancellation of the plan, and each participant shall have the right to exercise his or her outstanding option(s) under the plan in full.

                  (b) Effective as of the Effective Time, the Company shall take all necessary action, including obtaining the consent of the individual option holders, if necessary, to take the actions described in Section 2.07(a).

                  (c) The Company shall take all action reasonably necessary to approve the disposition of the Company Stock Options in connection with the transactions contemplated by this Agreement so as to exempt such dispositions under Rule 16b-3 of the Exchange Act.

                  (d) Each outstanding option to purchase Shares under the Company's Employee Stock Purchase Plan (the "ESPP") shall be treated in accordance with the provisions of the ESPP (including Section 12(B)(iii) thereof). Prior to the Closing Date, the Company shall give any required notice to participants in the ESPP of the cancellation of the ESPP, and each participant shall have the right to exercise his or her outstanding option under the ESPP in full based on accumulated payroll deductions then credited to his or her account. Thereafter, no new payroll contributions shall be accepted by, or made to, the ESPP, any cash remaining in participants' accounts will be distributed to participants, and the ESPP shall be terminated.

                  (e) At the Effective Time, each outstanding warrant to purchase Shares listed in Section 3.03 of the Company Disclosure Schedule that is not exercised on or prior to the Closing Date, will be assumed by Parent (and, such warrants will continue on the same terms and conditions as contained in the warrants), such that upon exercise of such assumed warrants each warrant holder will receive that number of shares of Parent Common Stock equal to the Exchange Ratio multiplied by the number of Shares subject to such warrant and a Contingent Value Right to purchase the number of shares of Parent Common Stock that such holder would have received in connection with the Merger had such holder exercised such warrant. The exercise price of such warrants shall be the exercise price stated in the applicable warrant divided by the Exchange Ratio. Parent will reserve a sufficient number of shares of Parent Common Stock for issuance upon the exercise of such warrants.

         SECTION 2.08.     Exchange of Certificates.

                  (a) Exchange Agent. As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company as may be designated by Parent (the "Exchange Agent"), for the benefit of the holders of Shares, for exchange in accordance with this Article II through the Exchange Agent, the Merger Consideration (such cash and certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, and the Contingent Value Rights being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration out of the Exchange Fund. Except as contemplated by Section 2.08(f), the Exchange Fund shall not be used for any other purpose.

                  (b) Exchange Procedures. As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and shall be in customary form) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock and Contingent Value Rights. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly executed, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive in respect of the Shares formerly represented by such Certificate (after taking into account all Shares then held by such holder), cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.08(e), any dividends or other distributions to which such holder is entitled pursuant to Section 2.08(c) and the Contingent Value Right which such holder has the right to receive in respect of the Shares formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a certificate representing that number of whole shares of Parent Common Stock, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 3.08(e), any dividends or other distributions which such holder is entitled pursuant to Section 3.08(c) and the Contingent Value Rights to which such holder is entitled may be issued/distributed to a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.08, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a certificate representing that number of whole shares of Parent Common Stock, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e), any dividends or other distributions to which such holder is entitled pursuant to
Section 2.08(c) and the Contingent Value Rights to which such holder is entitled.

                  (c) Distributions with Respect to Unexchanged Shares of Parent Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.08(e), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.08(e) and the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

                  (d) No Further Rights in Company Common Stock. All shares of Parent Common Stock issued upon conversion of the Shares (including any cash paid pursuant to Section 2.08(c) or (e)) and all Contingent Value Rights issued upon conversion of the Shares, each in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares.

                  (e) No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Each holder of a fractional share interest shall be paid an amount in cash equal to the product obtained by multiplying (i) such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by (ii) $15.00. From time to time after the Effective Time, as promptly as practicable after the determination of the amount of cash, if any, to be paid to any holders of fractional share interests who have surrendered their Certificates to the Exchange Agent, the Exchange Agent shall so notify Parent, and Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holder of fractional share interests subject to and in accordance with the terms of Sections 2.08(b) and (c).

                  (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for six (6) months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to Parent for the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 2.08(e), any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 2.08(c) and the Contingent Value Rights to which such holders are entitled. Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to the date that such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

                  (g) No Liability. Neither Parent nor the Company shall be liable to any holder of Shares for any such Shares (or dividends or distributions with respect hereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

                  (h) Withholding Rights. Each of Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

         SECTION 2.09. Appraisal Rights. To the extent holders of Shares exercise appraisal rights pursuant to applicable provisions of Delaware Law, the Shares of such holder shall not be converted into the right to receive the Per Share Merger Consideration, but the Per Share Merger Consideration shall be held by Parent subject to the provisions of Delaware Law. If any such holder fails to protect or withdraws or loses its appraisal rights, such Shares shall then be treated as if they had been converted as of the Effective Time into a right to receive the Per Share Merger Consideration.

         SECTION 2.10. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such Shares except as otherwise provided herein or by any Laws. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.08(e), any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.08(c) and the Contingent Value Right to which such holders are entitled.

         SECTION 2.11. Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent shall occur, including by reason of any reclassification, recapitalization, stock, split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the number of shares of Parent Common Stock and the Contingent Value Rights constituting all or part of the Exchange Fund shall be appropriately adjusted; provided, however, that no adjustment shall be made in the event of an issuance of any shares of Parent Common Stock to directors or employees of Parent in the ordinary course under any Parent stock option or stock purchase plan.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company represents and warrants to Parent and Merger Sub that the statements contained in this Article III are true and correct, except as set forth in (i) the Company Disclosure Schedule or (ii) the SEC Reports filed by the Company since January 1, 2002. The Company Disclosure Schedule shall be arranged in paragraphs corresponding to numbered and lettered sections contained in this Article III, and the disclosures in any paragraph of the Company Disclosure Schedule shall qualify other sections in this Article III to the extent it is reasonably and readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections. Neither the Company nor its Subsidiaries or Affiliates have made or shall be deemed to have made any representation or warranty to Parent or Merger Sub other than as set forth in this Article III and the Company Disclosure Schedule.

         SECTION 3.01.     Organization and Qualification; Subsidiaries.

                  (a) Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and its Subsidiaries are duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.

                  (b) The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

         SECTION 3.02. Certificate of Incorporation and By-laws. The Company has heretofore made available to Parent a complete and correct copy of the certificate of incorporation and the by-laws or equivalent organizational documents, each as amended to date, of the Company and its Subsidiaries. Such certificate of incorporation, by-laws or equivalent organizational documents are in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its certificate of incorporation, by-laws or equivalent organizational documents.

         SECTION 3.03. Capitalization. The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share ("Company Preferred Stock"). As of the date hereof, (a) 39,415,882 Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (b) no shares of Company Common Stock are held in the treasury of the Company, (c) no Shares are held by the Subsidiaries of the Company, and (d) 3,352,347 shares of Company Common Stock are reserved for future issuance pursuant to outstanding employee stock options or stock incentive rights granted pursuant to the Company Stock Option Plans. There are 85,000 shares of Company Common Stock reserved for issuance pursuant to the ESPP. As of the date hereof, no shares of Company Preferred Stock are issued and outstanding. As of the date hereof, there are warrants exercisable for 778,249 shares of Company Common Stock outstanding. Copies of the warrants have been made available to Parent. The names of and authorized capital stock of the Company's Subsidiaries outstanding as of the date hereof (all of which are held by the Company) are set forth in Section 3.03 of the Company Disclosure Schedule. Except as set forth in this Section 3.03, except for the rights (the "Rights") issued pursuant to the Rights Agreement, dated as of December 3, 1998 (the "Rights Agreement"), between the Company and Registrar and Transfer Company, as rights agent, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or its Subsidiaries or obligating the Company or its Subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company or its Subsidiaries. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or its Subsidiaries to repurchase, redeem or otherwise acquire any Shares or any capital stock of its Subsidiaries or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, its Subsidiaries or any other person. Each outstanding share of capital stock of its Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned by the Company free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or its Subsidiaries' voting rights, charges and other encumbrances of any nature whatsoever.

         SECTION 3.04. Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger (other than the approval and adoption of this Agreement by the holders of a majority of the then-outstanding Shares and the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The restrictions on business combinations contained in Section 203 of Delaware Law have been satisfied with respect to the Merger.

         SECTION 3.05.     No Conflict; Required Filings and Consents.

                  (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not,
(i) conflict with or violate the certificate of incorporation or by-laws or equivalent organizational documents of the Company or its Subsidiaries, (ii) subject to obtaining the Company Required Approvals and the approval of the stockholders of the Company conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order ("Law") applicable to the Company or its Subsidiaries or by which any property or asset of the Company or its Subsidiaries is bound or affected, or (iii) subject to obtaining the consents listed in Section 3.05 of the Company Disclosure Schedule, result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay consummation of the Merger and would not have a Company Material Adverse Effect.

                  (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, state securities or "blue sky" laws ("Blue Sky Laws"), state takeover laws, HSR Act and filing and recordation of appropriate merger documents as required by Delaware Law (the "Company Required Approvals"), and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Merger and would not have a Company Material Adverse Effect.

         SECTION 3.06. Permits; Compliance. Each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Permits"), except where the failure to have, or the suspension or cancellation of, any of the Permits would not prevent or materially delay consummation of the Merger and would not have a Company Material Adverse Effect. As of the date hereof, no suspension or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Permits would not prevent or materially delay consummation of the Merger and would not have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or its Subsidiaries or by which any property or asset of the Company or its Subsidiaries is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries is bound, except for any such conflicts, defaults, breaches or violations that would not prevent or materially delay consummation of the Merger and would not have a Company Material Adverse Effect.

         SECTION 3.07.     SEC Filings; Financial Statements.

                  (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since December 31, 1999. The SEC Reports (i) complied, at the time they were filed, as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Company's Subsidiaries are not required to file any form, report or other document with the SEC.

                  (b) No executive officer of the Company has failed in any respect to make the certifications required of him or her under (i) Section 906 of the Sarbanes-Oxley Act of 2002 with respect to any periodic report filed by the Company with the SEC since the enactment of the Sarbanes-Oxley Act of 2002 or (ii) Section 302 of the Sarbanes-Oxley Act of 2002 with respect to any periodic report filed by the Company with the SEC since August 29, 2002 (in each case, excluding any failure to make such certifications occurring after the date of this Agreement that is inadvertent but promptly corrected by filing the requisite certification or is attributable to the physical incapacity of an officer required to make such a certification).

                  (c) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments that were not and are not expected, individually or in the aggregate, to have a Company Material Adverse Effect).

                  (d) Except as and to the extent set forth on the consolidated balance sheet of the Company and its consolidated Subsidiaries as of September 30, 2002, including the notes thereto (the "2002 Balance Sheet"), neither the Company nor any of its Subsidiaries has any liability or obligation of any nature that would require disclosure in accordance with GAAP (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations, incurred in the ordinary course of business consistent with past practice since September 30, 2002.

                  (e) The Company has heretofore furnished to Parent complete and correct copies of all amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.

         SECTION 3.08.     Absence of Certain Changes or Events. Since
September 30, 2002, except as contemplated by this Agreement or disclosed in any SEC Report filed since September 30, 2002 and prior to the date of this Agreement, the Company and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since September 30, 2002, there has not been (a) any change in the business, operations, properties, condition (financial or otherwise), assets or liabilities (including, without limitation, contingent liabilities) or prospects of the Company or its Subsidiaries having individually or in the aggregate, a Company Material Adverse Effect, (b) any damage, destruction or loss (whether or not covered by insurance) with respect to any property or asset of the Company or its Subsidiaries and having individually or in the aggregate, a Company Material Adverse Effect, (c) any change by the Company in its accounting methods, principles or practices, (d) any revaluation by the Company of any asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable), other than in the ordinary course of business consistent with past practice, (e) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any redemption, purchase or other acquisition of any of its securities, (f) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers or key employees of the Company or its Subsidiaries, except in the ordinary course of business consistent with past practice, (g) any new or change to a material election in respect of Taxes, any amendment of a Tax Return, any adoption or change to an accounting method in respect of Taxes, any entering into a Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement, settlement or compromise of any claim or assessment in respect of Taxes, or any consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes with any Governmental Authority, (h) any change to the Company's certificate of incorporation, (i) any settlement or compromise by the Company of legal actions whether threatened or pending, (j) the entry by the Company into any material agreement other than in the ordinary course of business, (k) any issuance of any capital stock of the Company or any securities convertible or exchangeable for shares of capital stock of the Company or any securities, warrants, options or rights to purchase any of the foregoing (except pursuant to the exercise of options and pursuant to the Employee Stock Purchase Plan), (l) any capital expenditures by the Company in excess of $250,000 in the aggregate, (m) the pledge or encumbrance of any asset material to the Company or (n) the issuance of any loan by the Company.

         SECTION 3.09. Absence of Litigation. There is no litigation, suit, claim, action, proceeding or investigation (an "Action") pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries, or any property or asset of the Company or its Subsidiaries, before any Governmental Authority that (a) would be required to be disclosed in any subsequent SEC Reports or that would otherwise have a Company Material Adverse Effect or (b) seeks to materially delay or prevent the consummation of the Merger. Neither the Company nor any of its Subsidiaries nor any property or asset of the Company or any of its Subsidiaries is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would prevent or materially delay consummation of the Merger or would have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any settlement agreement with any employee of the Company or its Subsidiaries.

         SECTION 3.10.     Employee Benefit Plans.

                  (a) Section 3.10(a) of the Company Disclosure Schedule lists all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all material employment, termination, severance or other contracts or agreements (including any relating in any way to a sale of the Company or its Subsidiaries but excluding any of the change of control agreements set forth in Section 3.11(e) of the Company Disclosure Schedule) to which the Company or any ERISA Affiliate is a party, with respect to which the Company or any ERISA Affiliate has any obligation or which are maintained, contributed to or sponsored by the Company or any ERISA Affiliate for the benefit of any current or former employee, officer or director of the Company or any ERISA Affiliate (collectively, the "Plans"). The Company has made available to Merger Sub a true and complete copy of each Plan and has made available to Merger Sub a true and complete copy of each material document, if any, prepared in connection with each such Plan, including, without limitation, as applicable (A) a copy of each trust or other funding arrangement, (B) each most recent summary plan description and summary of material modifications, (C) the most recently filed IRS Form 5500, (D) the most recently received IRS determination letter for each such Plan, and (E) the most recently prepared actuarial report and financial statement in connection with each such Plan. Neither the Company nor any of its Subsidiaries has any express commitment (x) to create, incur liability with respect to or cause to exist any other material employee benefit plan, program or arrangement, (y) to enter into any contract or agreement to provide compensation or benefits to any individual other than in the ordinary course of business, or (z) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA, the Code or other applicable law.

                  (b) None of the Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a "Multiemployer Plan") or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or its Subsidiaries could incur liability under
Section 4063 or 4064 of ERISA (a "Multiple Employer Plan"). None of the Plans is subject to Section 412 of the Code or Section 302 or Title IV of ERISA. None of the Plans (i) provides for the payment of separation, severance, termination or similar-type benefits to any person, (ii) obligates the Company or its Subsidiaries to pay separation, severance, termination or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement, or (iii) obligates the Company or its Subsidiaries to make any payment or provide any benefit as a result of a "change in control". None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or its Subsidiaries, except as required by Section 4980B of the Code. Each of the Plans is subject only to the Laws of the United States or a political subdivision thereof.

                  (c) To the knowledge of the Company, each Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. The Company and its Subsidiaries have performed all material obligations required to be performed by them under and are not in any material respect in default under or in violation of, and the Company has no knowledge of any material default or violation by any party to, any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could give rise to any such Action.

                  (d)      Each Plan that is intended to be qualified under
Section 401(a) or 401(k) of the Code has either (i) timely received a favorable determination letter from the IRS or (ii) such determination letter request is pending with the IRS, covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under
Section 501(a) of the Code has either (i) received a determination letter from the IRS or (ii) such determination letter request is pending with the IRS, that it is so exempt, and, to the knowledge of the Company, no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

                  (e) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan that has resulted or could result in any material liability to the Company or its Subsidiaries.

                  (f) All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions are or were fully deductible for federal income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority and, to the knowledge of the Company, no fact or event exists which could give rise to any such challenge or disallowance.

         SECTION 3.11.     Labor and Employment Matters.

                  (a) (i) To the knowledge of the Company, there are no controversies pending or, to the knowledge of the Company, threatened between the Company or its Subsidiaries and any of their respective employees, which controversies would prevent or materially delay consummation of the Merger or would have a Company Material Adverse Effect; (ii) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, work council agreement, work force agreement or any other labor union contract applicable to persons employed by the Company or its Subsidiaries, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees. The Company is not subject to any actual or threatened charge of an unfair labor practice, safety violations or Occupational Safety and Health Act violations or discriminatory acts or practices.

                  (b) (i) All subsisting contracts of employment to which the Company or, to the knowledge of the Company, any of its Subsidiaries is a party are terminable by the Company or its Subsidiaries on three months' notice or less without compensation (other than in accordance with applicable legislation); (ii) there are no customs, established practices or discretionary arrangements of the Company or, to the knowledge of the Company, any of its Subsidiaries in relation to the termination of employment of any of its employees (whether voluntary or involuntary); (iii) neither the Company nor, to the knowledge of the Company, any of its Subsidiaries has any outstanding liability to pay compensation for loss of office or employment or a redundancy payment to any present or former employee or to make any payment for breach of any agreement listed in Section 3.10(a) of the Company Disclosure Schedule; (iv) there is no term of employment of any employee of the Company or, to the knowledge of the Company, any of its Subsidiaries which shall entitle that employee to treat the consummation of the Merger as amounting to a breach of his contract of employment or entitling him to any payment or benefit whatsoever or entitling him to treat himself as redundant or otherwise dismissed or released from any obligation.

                  (c) Section 3.11(c) of the Company Disclosure Schedule sets forth a list of the Company's employees as of the date hereof including such employee's job title, current compensation rate, and accrued unpaid leave or vacation.

                  (d) Section 3.11(d) of the Company Disclosure Schedule sets forth a list of those employees who have been terminated or have resigned during the 90-day period ending on the date hereof.

                  (e) Section 3.11(e) of the Company Disclosure Schedule sets forth a list of each employment agreement to which the Company is a party that contains change of control provisions.

                  (f) Section 3.11(f) of the Company Disclosure Schedule sets forth a list of the Company employees that have not executed a confidentiality agreement or an invention assignment agreement with the Company, the forms of which agreements have been provided to Parent.

         SECTION 3.12.     Property and Leases.

                  (a) The Company and its Subsidiaries have sufficient title to all their properties and assets to conduct their respective businesses as currently conducted, with only such exceptions as would not have a Company Material Adverse Effect.

                  (b)      The Company does not own any real property.

                  (c) All leases of real property leased for the use or benefit of the Company or its Subsidiaries to which the Company or any of its Subsidiaries is a party, and all amendments and modifications thereto, are in full force and effect and have not been modified or amended, and there exists no default under any such lease by the Company, any of its Subsidiaries or, to the knowledge of the Company, any landlord under such leases, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company, any of its Subsidiaries or, to the knowledge of the Company, any landlord under such leases, except as would not prevent or materially delay consummation of the Merger and would not have a Company Material Adverse Effect. None of the leased real property has been assigned or sublet to a third party.

         SECTION 3.13.     Intellectual Property.

                  (a) For the purposes of this Agreement, the following terms have the following definitions:

                           (i)      "Intellectual Property" shall mean any or
all of the following and all rights in, arising out of, or associated therewith:
(A) all United States and foreign patents and applications therefore and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (B) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists; (C) all copyrights, copyright registrations and applications therefore and all other rights corresponding thereto throughout the world; (D) all industrial designs and any registrations and applications therefore throughout the world; (E) all trade names, logos, common law trademarks and service marks; trademark and service mark registrations and applications therefore and all goodwill associated therewith throughout the world; (F) all computer software including all source code, object code, firmware, development tools, files records and data, all media on which any of the foregoing is recorded; and (H) all internet addresses, sites and domain names.

                           (ii)     "Company Data Base and Data Collections"
shall mean all preclinical data and clinical data developed by or on behalf of the Company. The phrase "clinical data developed by or on behalf of the Company," means clinical data involving studies where the Company is the "Sponsor" as that term is defined in 27 C.F.R. Section 312.50-312.59. "Investigator-Initiated Clinical Study Data" shall mean all clinical data collected by investigators studying Company compounds where an outside investigator is the Sponsor of the study as "Sponsor" is defined in 27 C.F.R. Section 312.50-312.59.

                           (iii)    "Company Intellectual Property" shall mean
any Intellectual Property that was conceived or developed by an employee of the Company during his/her term of employment with the Company or is otherwise owned by the Company.

                           (iv)     "Registered Intellectual Property" shall
mean any Intellectual Property that is the subject of an application, certificate, filing or registration issued by, filed with, or recorded by, any state, government or other public legal authority, including all United States, international and foreign: (A) patents, patent applications (including provisional applications); (B) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; and (C) registered copyrights and applications for copyright registration.

                           (v)      "Company Registered Intellectual Property"
shall mean the Intellectual Property set forth in Schedules 3.13(b)(1), 3.13(b)(2) and 3.13(b)(3). Schedule 3.13(b)(1) of the Company Disclosure Schedule lists all material Registered Intellectual Property owned solely by the Company. Section 3.13(b)(2) of the Company Disclosure Schedule lists all Registered Intellectual Property co-owned by the Company and the subject of the Agreement with the University of Arizona dated June 26, 1991, as amended.
Section 3.13(b)(3) of the Company Disclosure Schedule lists all Registered Intellectual Property exclusively licensed to the Company under the Agreement with Sinclair, dated January 22, 2002, as amended. The Company owns no copyright registrations or industrial designs.

                  (b) Schedule 3.13(b)(4) lists any proceedings or actions before any court or tribunal (including interferences before the United States Patent and Trademark Office) related to any of the Company Registered Intellectual Property, which could result in a Company Material Adverse Effect.

                  (c) All Company Registered Intellectual Property and Company Data Base and Data Collections, are, to the knowledge of the Company, free and clear of any liens or encumbrances.

                  (d) To the extent that any Company Registered Intellectual Property or Company Data Base and Data Collections have been developed or created by any Person other than the Company for which the Company has, directly or indirectly, paid, the Company has a written agreement with such Person with respect thereto and the Company thereby has obtained ownership thereof, or has obtained licenses thereto sufficient for the conduct of the Company's business as currently conducted. To the extent that any Company Intellectual Property exists that does not fall within the definition of Company Registered Intellectual Property or Company Data Base and Data Collections, the Company has a written agreement with its employees requiring them to assign such Intellectual Property to the Company and the Company has obtained ownership thereof.

                  To the knowledge of the Company, the licenses, sublicenses, agreements, contracts and permissions (as amended to date) listed on Section 3.13(f) include all licenses, sublicenses, agreements, contracts and permissions with respect to any Intellectual Property licensed to or used by the Company (including software licensed to the Company), the loss of which would result in a Company Material Adverse Effect. The Company has received no written notice that the business of the Company, as it currently is conducted, infringes or misappropriates the Intellectual Property or data of any kind of any Person.

                  (e) To the knowledge of the Company, as of the Closing Date, all necessary registration, maintenance and renewal fees in connection with the Company Registered Intellectual Property have been paid and all necessary documents and certificates in connection with the Company

Registered Intellectual Property have been filed with the relevant patent, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property.

                  (f) There are no contracts, licenses or agreements between the Company and any other Person with respect to Company Registered Intellectual Property under which there is any dispute known to the Company likely to result in a Company Material Adverse Effect regarding the scope of or performance under such Contract, license or agreement including with respect to any payments to be made or received by the Company thereunder.

                  (g) To the knowledge of the Company, no Person is infringing or misappropriating any Company Registered Intellectual Property or misappropriating any Company Data Base and Data Collection, the loss of which would cause a Company Material Adverse Effect.

                  (h) To the knowledge of the Company, the Company has taken all commercially reasonable steps to protect the Company's rights in confidential information and trade secrets of the Company or provided by any other Person to the Company, the loss of which would cause a Company Material Adverse Effect.

                  (i) The Company owns or has rights to use, whether through ownership, licensing or otherwise, all Company Intellectual Property, Company Registered Intellectual Property and Company Data Base and Data Collections the loss of which would result in a Company Material Adverse Effect. The Company has full right, power and authority to grant all of the rights, title and interests granted in this Agreement.

                  (j) To the knowledge of the Company, no Company Registered Intellectual Property is the subject to any threatened action, suit, claim, arbitration or validity or enforceability challenge.

                  (k) To the knowledge of the Company, there exists no current conduct or use by the Company that would invalidate or eliminate the enforceability of any Company Registered Intellectual Property.

                  (l) No Company Registered Intellectual Property is subject to any outstanding injunction, judgment, order or settlement and the Company has fully complied with, paid and otherwise satisfied all obligations.

                  (m) As for Investigator-Initiated Clinical Study Data, the Company has the rights under contracts with such investigators, and the full right to transfer such rights, to obtain access to such data and use them for the purposes of any regulatory submission that may be necessary in and material to the business of the Company.

                  (n) Section 3.13(p) of the Company Disclosure Schedule sets forth a list of all internet addresses, sites and domain names owned by the Company, free and clear of any liens or encumbrances.

         SECTION 3.14.     Taxes.

                  (a) (i) All Tax Returns required to be filed by or on behalf of the Group have been duly filed on a timely basis and such Tax Returns are true, complete and correct; (ii) all Taxes shown to be payable on the Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by the Group with respect to items or periods covered by such Tax Returns (whether or not shown on or reportable on such Tax Returns) or are otherwise due prior to the Closing Date; (iii) the Group has withheld and paid over all material Taxes required to have been withheld and paid over, and in all material respects has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party; and (iv) the Group is not currently the beneficiary of any extension of time within which to file any Tax Return.

                  (b) The amount of the Group's liability for unpaid Taxes for all periods ending on or before September 30, 2002 does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes), reflected on the 2002 Balance Sheet. To the knowledge of the Company, there are no contracts, agreements, arrangements, commitments or undertakings relating to any prior audit of the Group, and there are no contracts, agreements, arrangements, commitments or undertakings with the IRS or any other Governmental Authority that have or are reasonably likely to have a material and adverse impact on the Group's Taxes that are not reflected in the 2002 Balance Sheet.

                  (c) No member of the Group has ever been a member of a group filing consolidated, unitary or combined Tax Returns, except where the Company was the parent. The Group does not do business in or derive income from any state, local, territorial or foreign taxing jurisdiction other than those set forth in Section 3.14 of the Company Disclosure Schedule. The Tax Returns of the Group have never been audited by a Governmental Authority, nor is any such audit in process, pending or, to the knowledge of the Company, threatened (either in writing or verbally, formally or informally), no deficiencies exist or have been asserted (either in writing or verbally, formally or informally) with respect to Taxes of the Group and the Group is neither a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or, to the knowledge of the Company, threatened (either in writing or verbally, formally or informally) against the Group or any of its assets or properties. No waiver or extension of any statute of limitations is in effect with respect to material Taxes or Tax Returns of the Group.

                  (d) No member of the Group has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that would be treated as an "excess parachute payment" under Section 280G of the Code (without regard to Section 280G(b)(4) of the Code) in connection with the Merger and transactions contemplated hereunder.

         SECTION 3.15. Environmental Matters. Except for such non-compliance as would not have a Company Material Adverse Effect, the Company is in compliance with all applicable Environmental Laws. None of the properties currently or formerly owned, leased or operated by the Company (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance in violation of any applicable Environmental Laws. The Company has not received any written notice that it is liable for any contamination by Hazardous Substances. To the knowledge of the Company, the Company is not actually, potentially or allegedly liable under any Environmental Law (including, without limitation, pending or threatened liens). The Company is in compliance with all permits, licenses and other authorizations required under any Environmental Law ("Environmental Permits"). Neither the execution of this Agreement nor the consummation of the Merger will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Authorities or third parties, pursuant to any applicable Environmental Law or Environmental Permit.

         SECTION 3.16.     Material Contracts.

                  (a) Subsections (i) through (viii) of Section 3.16 of the Company Disclosure Schedule contain a list of the following types of contracts and agreements to which the Company or any of its Subsidiaries is a party (such contracts, agreements and arrangements as are required to be set forth in
Section 3.16(a) of the Company Disclosure Schedule being the "Material Contracts"):

                           (i)      each contract and agreement which is likely
to involve consideration of more than $25,000, in the aggregate, over the remaining term of such contract;

                           (ii)     all material broker, distributor, dealer,
franchise, agency, sales promotion, market research, marketing, consulting, advertising, transfer, software, and research and development contracts or agreements to which the Company or any of its Subsidiaries is a party;

                           (iii)    all clinical trial or clinical research
organization, manufacturing or supply, collaboration, and guarantee contracts or agreements to which the Company or any of its Subsidiaries is a party;

                           (iv)     all management contracts (excluding
contracts for employment) and contracts with other consultants, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or its Subsidiaries or income or revenues related to any product of the Company or its Subsidiaries to which the Company or any of its Subsidiaries is a party;

                           (v)      all contracts and agreements evidencing
indebtedness for borrowed money in excess of $10,000;

                           (vi)     all material contracts and agreements with
any Governmental Authority to which the Company or any of its Subsidiaries is a party;

                           (vii)    all contracts and agreements that limit, or
purport to limit, in any material respect the ability of the Company or its Subsidiaries to compete in any line of business or with any person or entity or in any geographic area or during any period of time; and

                           (viii)   all material contracts or arrangements that
result in any person or entity holding a power of attorney from the Company or, to the knowledge of the Company, any of its Subsidiaries that relates to the Company, its Subsidiaries or their respective businesses.

                  (b) Except as would not prevent or materially delay consummation of the Merger and would not have a Company Material Adverse Effect,
(i) each Material Contract is a legal, valid and binding agreement, the Company is not in material default under any Material Contract and none of the Material Contracts has been canceled by the other party; (ii) to the Company's knowledge, no other party is in breach or violation of, or default under, any Material Contract; (iii) the Company and its Subsidiaries are not in receipt of any claim of default under any such agreement; and (iv) neither the execution of this Agreement nor the consummation of the Merger shall constitute a default, give rise to cancellation rights, or otherwise adversely affect any of the Company's rights under any Material Contract. The Company has furnished or made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.

         SECTION 3.17. Insurance. Section 3.17 of the Company Disclosure Schedules sets forth a list of each insurance policy and all material claims made under such policies since January 1, 2001. The insurance coverage maintained by the Company is, to the knowledge of the Company, customary for the businesses in which they are engaged. At no time subsequent to December 31, 2000 has the Company or its Subsidiaries (i) been denied any insurance or indemnity bond coverage which it has requested or (ii) made any material reduction in the scope or amount of its insurance coverage. Since January 1, 2002, the Company has not received notice from any of its insurance carriers that any insurance premiums will be subject to increase in an amount disproportionate to the amount of the increases in the amount of coverage with respect thereto (or with respect to similar insurance) in prior years or that any current insurance coverage will not be available in the future, other than as a result of the Merger, substantially on the same terms as are now in effect.

         SECTION 3.18. Brokers. No broker, finder or investment banker (other than CIBC World Markets Corp.) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or its Subsidiaries. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and CIBC World Markets Corp. pursuant to which such firm would be entitled to any payment relating to the Merger.

         SECTION 3.19. Takeover Laws. The board of directors of the Company has taken all action necessary to ensure that Section 203 of the Delaware Law (and any similar rules applicable under the Pennsylvania Business Corporation
Law) will not impose any additional procedural, voting, approval, fairness or other restrictions on the timely consummation of the Merger or restrict, impair or delay the ability of Parent or Merger Sub to vote or otherwise exercise all rights as a stockholder of the Company.

         SECTION 3.20.     Amendment to Rights Agreement.

                  (a) The Board has taken all necessary action to irrevocably amend the Rights Agreement so that the execution or delivery of this Agreement will not cause (i) the Rights to become exercisable under the Rights Agreement, (ii) Parent or Merger Sub or any of their affiliates to be deemed an "Acquiring Person" (as defined in the Rights Agreement) or (iii) the occurrence of the Distribution Date or the "Stock Acquisition Date" (as defined in the Rights Agreement).

                  (b) The "Distribution Date" (as defined in the Rights Agreement) has not occurred.

         SECTION 3.21. Certain Business Practices. Neither the Company, its Subsidiaries nor any director, officer, employee or agent of the Company or its Subsidiaries acting on behalf of the Company or its Subsidiaries has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (c) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended, or (d) made any other unlawful payment.

         SECTION 3.22.     [RESERVED.]

         SECTION 3.23. Vote Required. The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of capital stock of the Company necessary to approve the Merger.

         SECTION 3.24. Opinion of Financial Advisors. The Board has received the opinion of CIBC World Markets Corp. (the "Company Financial Advisor") dated the date of this Agreement, to the effect that, as of the date of such opinion, the consideration to be received in the Merger by the holders of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders, and the Company will promptly, after the date of this Agreement, deliver a copy of such opinion to Parent solely for informational purposes.

         SECTION 3.25.     Regulatory Issues.

                  (a) Section 3.25 of the Company Disclosure Schedule sets forth a complete and accurate list of any written communications between Company and the Food and Drug Administration ("FDA") or any other Governmental Authority that describe matters that could have a Company Material Adverse Effect attributable to any contemplated compound, product or product line of the Company. The Company has made available to the Parent copies of all such documents, as well as copies of all other information required to be maintained by the Company pursuant to the United States Federal Food, Drug and Cosmetic Act and Public Health Services Act and the corresponding applicable laws of jurisdictions other than the United States.

                  (b) The Company and, to the knowledge of the Company, Sinclair Pharma Ltd. ("Sinclair") has with respect to Gelclair, filed with the FDA and all applicable state and local regulatory bodies for and received approval of all registrations, applications, licenses, requests for exemptions, permits and other regulatory authorizations necessary to conduct the business of Company as currently conducted, the absence of which would, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. The Company is, and at all relevant times has been, in compliance in all material respects with all such registrations, applications, licenses, requests for exemptions, permits and other regulatory authorizations. To the knowledge of the Company, any third party which is a manufacturer for the Company (or Sinclair with respect to Gelclair) is in compliance in all material respects with all FDA and Public Health Services registrations, applications, licenses, requests for exemptions, permits and other regulatory authorizations insofar as the same pertain to the manufacture of products for the Company.

                  (c) The Company is, and at all relevant times has been, in compliance in all material respects with all material FDA, state and local rules, regulations, guidelines and policies, including, but not limited to, material FDA, state and local rules, regulations and policies relating to good manufacturing practice, good laboratory practice and good clinical practice; and the Company has no reason to believe that any party granting any such registration, application, license, request for exemption, permit or other authorization is considering limiting, suspending or revoking the same and knows of no basis for any such limitation, suspension or revocation.

                  (d) The human clinical trials, animal studies and other preclinical tests conducted by the Company or in which the Company has participated, and such studies and tests conducted on behalf of the Company, were and, if still pending, are being conducted in all material respects in accordance with experimental protocols, informed consents, procedures and controls generally used by qualified experts in the preclinical or clinical study of products comparable to those being developed by the Company. Neither the Company, nor any agent or representative of the Company nor, to the knowledge of the Company, any of its licensees and assignees of Company Intellectual Property, has received any notices or correspondence from the FDA or any other Governmental Authority requiring the termination, suspension or material modification of any animal studies, preclinical tests or clinical trials conducted by or on behalf of the Company or, to the knowledge of the Company, such licensees and assignees of Company Intellectual Property, or in which the Company or, to the knowledge of the Company, such licensees and assignees of Company Intellectual Property, have participated. To the knowledge of the Company, no clinical investigator acting for the Company has been or is now, or is threatened to become, the subject of any disbarment or disqualification proceedings by any Governmental Authority. For purposes of this paragraph (d) all references to the Company shall include Sinclair with respect to Gelclair only, qualified by knowledge of the Company with respect to such matters described in this paragraph (d) and involving Sinclair.

         SECTION 3.26. Full Disclosure. No representation or warranty by the Company in this Agreement or in any certificate furnished or to be furnished by the Company to the Parent or the Merger Sub pursuant to the provisions hereof, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made and as of the date so made, in order to make the statements herein or therein not misleading.

         SECTION 3.27. Corporate Governance Compliance. The Company is, or will timely be, in all material respects, in compliance with all current corporate governance requirements of the Nasdaq National Market.

         SECTION 3.28. Related Party Transactions. The Company has not (i) since September 30, 2002, entered into any relationship or transaction of a sort that would be required to be disclosed by the Company in a proxy statement for a meeting relating to the election of directors pursuant to Item 404 of Regulation S-K, except for those matters that have been disclosed in the SEC Reports filed prior to the date of this Agreement, or (ii) since the effective date of the Sarbanes-Oxley Act of 2002, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act of 2002.

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

                  Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that the statements contained in this Article IV are true and correct, except as set forth in (i) the Parent Disclosure Schedule or
(ii) the Parent SEC Reports filed by Parent since January 1, 2002. The Parent Disclosure Schedule shall be arranged in paragraphs corresponding to numbered and lettered sections contained in this Article IV, and the disclosures in any paragraph of the Parent Disclosure Schedule shall qualify other sections in this
Article IV to the extent it is reasonably and readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections. Neither Parent nor any of its Subsidiaries or Affiliates has made or shall be deemed to have made any representation or warranty to the Company other than as set forth in this Article IV or the Parent Disclosure Agreement.

         SECTION 4.01. Corporate Organization. Each of Parent and its Subsidiaries, including Merger Sub, is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Parent Material Adverse Effect.

         SECTION 4.02. Certificate of Incorporation and By-laws. Parent has heretofore furnished to the Company a complete and correct copy of the certificate of incorporation and the by-laws, each as amended to date, of Parent and each of its Subsidiaries, including Merger Sub. Such certificates of incorporation and by-laws are in full force and effect. Neither Parent nor any of its Subsidiaries, including Merger Sub, is in violation of any provision of its certificate of incorporation or by-laws.

         SECTION 4.03. Capitalization. The authorized capital stock of Parent consists of 200,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock. As of January 29,

2003, 36,440,246 shares of Parent Common Stock were issued and outstanding. No shares of preferred stock of Parent have been issued or are outstanding. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. As of January 29, 2003, 4,551,619 shares of Parent Common Stock were reserved for future issuance pursuant to outstanding stock options granted pursuant to Parent's employee stock option plans. The authorized capital stock of Merger Sub consists of 10,000 shares of common stock, $.01 par value per share, of which, as the date of this Agreement, 100 are issued and outstanding. Except as disclosed in the Parent SEC Reports, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or any of its Subsidiaries, including Merger Sub, obligating any of them to issue or sell any shares of capital stock of Parent or any of its Subsidiaries, including Merger Sub. Except as disclosed in the Parent SEC Reports, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of Parent Common Stock. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Parent's certificate of incorporation or by-laws or any agreement to which Parent is a party or by which Parent is bound and will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under applicable Blue Sky Laws.

         SECTION 4.04. Authority Relative to This Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         SECTION 4.05.     No Conflict; Required Filings and Consents.

                  (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the certificate of incorporation or by-laws of either Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made and, subject to obtaining approval of the stockholders, if required, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and
(iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay consummation of the Merger or otherwise prevent Parent and Merger Sub from performing any of their material obligations under this Agreement.

                  (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the Nasdaq Stock Market rules and regulations, state takeover laws, HSR Act and the filing and recordation of appropriate merger documents as required by Delaware Law, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Merger, or otherwise prevent Parent or Merger Sub from performing their material obligations under this Agreement.

         SECTION 4.06.     SEC Filings; Financial Statements.

                  (a) Parent has filed all forms, reports and documents required to be filed by it with the SEC since September 30, 1999, and has heretofore made available to the Company, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal years ended September 30, 2000, 2001 and 2002 respectively, (ii) its Quarterly Reports on Form 10-Q for the periods ended December 31, March 31 and June 30, 2002, (iii) its proxy statement relating to Parent's annual meeting of stockholders on March 19, 2003 and (iv) all other forms, reports and other registration statements filed by Parent with the SEC since January 1, 2002 and prior to the date hereof (the forms, reports, and other documents referred to in clauses (i), (ii), (iii) and (iv) above being referred to herein, collectively, as the "Parent SEC Reports"). The Parent SEC Reports (A) complied, at the time they were filed, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations thereunder, and (B) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of Parent's Subsidiaries is required to file any form, report or other document with the SEC.

                  (b) No executive officer of Parent has failed in any respect to make the certifications required of him or her under (i) Section 906 of the Sarbanes-Oxley Act of 2002 with respect to any periodic report filed by Parent with the SEC since the enactment of the Sarbanes-Oxley Act of 2002 or
(ii) Section 302 of the Sarbanes-Oxley Act of 2002 with respect to any periodic report filed by Parent with the SEC since August 29, 2002 (in each case, excluding any failure to make such certifications occurring after the date of this Agreement that is inadvertent but promptly corrected by filing the requisite certification or is attributable to the physical incapacity of an officer required to make such a certification).

                  (c) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of Parent and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments that were not and are not expected, individually or in the aggregate, to have a Parent Material Adverse Effect).

                  (d) Except as and to the extent set forth on the consolidated balance sheet of Parent and its Subsidiaries as of September 30, 2002, including the notes thereto neither Parent nor its

Subsidiaries has any liability or obligation of any nature that would require disclosure in accordance with GAAP (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations, incurred in the ordinary course of business consistent with past practice since September 30, 2002.

                  (e) Parent has heretofore furnished to the Company complete and correct copies of all amendments and modifications that have not been filed by Parent with the SEC to all agreements, documents and other instruments that previously had been filed by Parent with the SEC and are currently in effect.

         SECTION 4.07.     Absence of Certain Changes or Events. Since
September 30, 2002, except as contemplated by this Agreement or disclosed in any Parent SEC Report filed since September 30, 2002, Parent and its consolidated Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since September 30, 2002, there has not been (a) any event or events having, individually or in the aggregate, a Parent Material Adverse Effect or (b) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Parent or any redemption, purchase or other acquisition of any of its securities.

         SECTION 4.08. Absence of Litigation. There is no Action pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, or any property or asset of Parent or any of its Subsidiaries, before any Governmental Authority that (a) would be required to be disclosed in any subsequent SEC Reports of Parent or that would otherwise have a Parent Material Adverse Effect or (b) seeks to materially delay or prevent the consummation of the Merger. Neither Parent nor any of its Subsidiaries nor any property or asset of Parent or any of its Subsidiaries is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the knowledge of Parent, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would prevent or materially delay consummation of the Merger or would have a Parent Material Adverse Effect.

         SECTION 4.09. Property and Leases. Parent and its Subsidiaries have sufficient title to all their properties and assets to conduct their respective businesses as currently conducted, with only such exceptions as would not have a Parent Material Adverse Effect.

         SECTION 4.10. Taxes. All Tax Returns required to be filed by or on behalf of Parent and any of its Subsidiaries have been duly filed on a timely basis and such Tax Returns are true, complete and correct. All Taxes shown to be payable on the Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by Parent or any of its Subsidiaries with respect to items or periods covered by such Tax Returns (whether or not shown on or reportable on such Tax Returns) or are otherwise due prior to the Closing Date. Neither Parent nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return.

         SECTION 4.11. Brokers. No broker, finder or investment banker (other than Lazard Freres & Co. LLC) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or any of its Subsidiaries, including Merger Sub.

         SECTION 4.12. Certain Business Practices. Neither Parent, any Subsidiary of Parent nor any director, officer, employee or agent of Parent or any Subsidiary of Parent acting on behalf of Parent or any Subsidiary of Parent has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (c) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act,as amended,or (d) made any other unlawful payment.

         SECTION 4.13. Full Disclosure. No representation or warranty by Parent in this Agreement or in any certificate furnished or to be furnished by Parent to the Company pursuant to the provisions hereof, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made and as of the date so made, in order to make the statements herein or therein not misleading.

         SECTION 4.14. Corporate Governance Compliance. Parent is, or will timely be in all material respects, in compliance with all current corporate governance requirements of the Nasdaq National Market.

         SECTION 4.15. Related Party Transactions. Parent has not (i) since September 30, 2002, entered into any relationship or transaction of a sort that would be required to be disclosed by Parent in a proxy statement for a meeting relating to the election of directors pursuant to Item 404 of Regulation S-K, except for those matters that have been disclosed in the Parent SEC Reports filed prior to the date of this Agreement, or (ii) since the effective date of the Sarbanes-Oxley Act of 2002, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act of 2002.

                               ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

         SECTION 5.01. Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, unless Parent shall otherwise agree in writing (requests for which may be made by telephone request to Arthur Bruskin at (631) 962-2000, the businesses of the Company and its Subsidiaries shall be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use its commercially reasonable efforts to preserve substantially intact the business of the Company and its Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and its Subsidiaries and to preserve the current relationships of the Company and its Subsidiaries with customers, suppliers and other persons with which the Company or any of its Subsidiaries has significant business relations. By way of amplification and not limitation, except as expressly contemplated by this Agreement, neither the Company nor its Subsidiaries shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed:

                  (a) issue, sell or contract for the issuance or sale, of any of the capital stock of the Company or any securities convertible into or exchangeable for shares of capital stock of the Company or any securities, warrants, options or rights to purchase any of the foregoing (except pursuant to the exercise of options currently outstanding under the Company Stock Option Plans and pursuant to the exercise of options to purchase shares of Company Common Stock under the Employee Stock Purchase Plan);

                  (b) amend the terms of the Plans or any outstanding security, option or warrant;

                  (c) purchase or redeem any shares of capital stock of the Company (except for the acquisition of shares from holders of options in full or partial payment of the exercise price payable by such holder upon exercise of such options to the extent permitted under the terms of such options as in effect on the date hereof);

                  (d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock or other securities, property or otherwise, with respect to any of the Company's capital stock;

                  (e) amend any of the charter documents, bylaws or other organizational documents of the Company or its Subsidiaries;

                  (f) enter into any contract which if entered into prior to the date hereof would be a Material Contract;

                  (g) incur or guarantee any material indebtedness or incur any other liabilities outside the ordinary course of business;

                  (h) except as required to comply with applicable Laws or pursuant to the terms of existing plans or policies, adopt or amend any employee benefit plan, enter into any employment contract, settle any employment dispute, pay or agree to pay any severance, special bonus or special remuneration, including but not limited to change of control payments, to any director or employee, or increase the salaries, wage rates or compensation of its directors or, other than in the ordinary course of business, its employees;

                  (i) enter into any material agreement with respect to the Company's Intellectual Property or with respect to the Intellectual Property of any third party;

                  (j) make or change a material election in respect of Taxes, amend a Tax Return, adopt or change an accounting method in respect of Taxes, enter into a Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement, settle or compromise any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes with any Governmental Authority;

                  (k)      acquire an equity interest in any entity;

                  (l) authorize or make any capital expenditures in excess of $50,000 in the aggregate;

                  (m)      make any loans to any third party;

                  (n)      initiate or participate in any new clinical trials;

                  (o) make any material changes to personnel or other business policies of the Company;

                  (p) hire any employees except in the ordinary course of business; or

                  (q)      agree to do any of the foregoing.

Notwithstanding the foregoing, the Company shall be permitted prior to the Effective Time to distribute $250,000 among all of its employees as of the date hereof (other than any employee that is a party to a change of control agreement with the Company), which amount will be allocated between all such employees in amounts to be determined by the CEO of the Company, in consultation with the CEO of the Parent.

         SECTION 5.02.     Fees and Expenses.

                  (a) The Company covenants and agrees that, between the date of this Agreement and the Effective Time, unless Parent shall otherwise agree in writing in its sole discretion, it shall not pay or agree to pay fees and expenses (i) for its financial advisors (all of which are listed on Schedule 5.02) in excess of the amount set forth on Schedule 5.02 and (ii) for its legal advisors which are in excess of that which is reasonable and customary. For purposes of this Agreement, "financial advisors" shall include any brokers, finders, financial consultants and investment bankers, including, without limitation, those listed on Schedule 5.02. All registration and printing fees shall be shared equally by the parties.

                  (b) The Company shall (i) ensure that all invoices for the fees enumerated in (a) above are received prior to the Effective Time and
(ii) provide to the Parent competent written proof that all such invoices are paid in full prior to the Effective Time and no other monies are due and payable to such parties in connection with this Agreement, the transactions contemplated in this Agreement and otherwise.

         SECTION 5.03. Conduct of Business by Parent Pending the Merger. Parent covenants and agrees that between the date of this Agreement and the Effective Time, Parent shall not, directly or indirectly, do, or propose to do, any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed:

                  (a) take any action to cause Parent's representations and warranties set forth in Article IV to be untrue in any material respect; or

                  (b) take any action that would reasonably be likely to materially delay the consummation of the Merger.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

         SECTION 6.01.     Registration Statement; Proxy Statement.

                  (a) As promptly as practicable after the execution of this Agreement, the Company and Parent shall prepare and file with the SEC (i) a registration statement on Form S-4 (together with all amendments thereto, the "Registration Statement") in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the stockholders of the Company pursuant to the Merger, and (ii) a proxy statement relating to the meeting of the Company's stockholders to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the "Proxy Statement"). Parent and the Company shall use all reasonable efforts to cause the Registration Statement and the Proxy Statement to comply with applicable Law and the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Parent shall use all reasonable efforts to have or cause the Registration Statement to become effective as promptly as practicable, and shall take all or any action required under any applicable federal or state securities Laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger. The Company shall furnish all information concerning the Company as Parent may reasonably request in connection with such actions and the preparation of the Registration Statement. As promptly as practicable after the Registration Statement shall have become effective, the Company shall mail the Proxy Statement to its stockholders. Subject to Section 6.05(b), the Proxy Statement shall include the unanimous recommendation of the Board of Directors of the Company in favor of the Merger.

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

                  (b) The information supplied by Parent for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective by the SEC; (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders of the Company; (iii) the time of the Stockholders' Meeting (as defined in Section 6.02); and (iv) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to Parent or any of its Subsidiaries, or their respective officers or directors, should be discovered by Parent which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, Parent shall promptly inform the Company, and the Company shall make appropriate amendments or supplements to the Proxy Statement.

                  (c) The information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective by the SEC; (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company; (iii) the time of the Stockholders' Meeting; and (iv) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company or its Subsidiaries, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, the Company shall promptly inform Parent.

                  (d) Company shall use reasonable efforts to cause to be delivered to Parent a letter from the Company's independent public accountants, dated the date that the Registration Statement shall become effective, addressed to Parent, in form and substance reasonably satisfactory to Parent or in customary scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

                  (e) The Parent Common Stock issuable upon the exercise of Assumed Options issued by Parent pursuant to Section 2.07(a) shall be registered by Parent under Parent's Form S-8 Registration Statement promptly following the Closing Date, but in no event, later than ten Business Days following the Effective Time.

         SECTION 6.02. Stockholders' Meeting. The Company shall as soon as practicable following the date of this Agreement and the effectiveness of the Registration Statement call and hold a special meeting of its stockholders (the "Stockholders' Meeting") for the purpose of voting upon the adoption of this Agreement. Subject to Section 6.05, the Company shall take all lawful action to solicit from its stockholders proxies in favor of the adoption of this Agreement, and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by Delaware Law to obtain such approvals.

         SECTION 6.03.     Appropriate Action; Consents; Filings.

                  (a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger as promptly as practicable, (ii) obtain from any Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger, and

(iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws and (B) any other applicable Law; provided that Parent and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing, and, if requested, to accept all reasonable additions, deletions or changes suggested by the other party in connection therewith. The Company and Parent shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement and the Registration Statement) in connection with the transactions contemplated by this Agreement.

                  (b) (i) Each of Parent and the Company shall give (or shall cause its respective Subsidiaries to give) any notices to third parties, and use, and cause its respective Subsidiaries to use, their commercially reasonable efforts to obtain any third party consents, (A) necessary, proper or advisable to consummate the transactions contemplated in this Agreement, (B) disclosed or required to be disclosed in the Company Disclosure Schedule or the Parent Disclosure Schedule or (C) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time or a Parent Material Adverse Effect from occurring prior to or after the Effective Time.

                           (ii) In the event that Parent or the Company shall
fail to obtain any third party consent described in subsection (b)(i) above, it shall use its commercially reasonable efforts, and shall take any such actions reasonably requested by the oz other party, to minimize any adverse effect upon the Company and Parent, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

                  (c) From the date of this Agreement until the Effective Time, each party shall promptly notify the other party in writing of any pending or, to the knowledge of the first party, threatened action, proceeding or investigation by any Governmental Authority or any other person (i) challenging or seeking material damages in connection with the Merger or the conversion of the Company Common Stock into the Merger Consideration pursuant to the Merger or
(ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Parent or, to the knowledge of such party, Parent's Subsidiaries to own or operate all or any portion of the businesses or assets of the Company or its Subsidiaries, which in either case is reasonably likely to have a Company Material Adverse Effect prior to or after the Effective Time, or a Parent Material Adverse Effect prior to or after the Effective Time.

         SECTION 6.04.     Access to Information; Confidentiality.

                  (a) From the date hereof until the Effective Time, to the extent permitted by applicable Law, the Company shall, and shall cause its Subsidiaries and the officers, directors, employees, auditors and agents of the Company and its Subsidiaries to, afford the officers, employees and agents of Parent and Merger Sub complete access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and its Subsidiaries, and shall furnish Parent and Merger Sub with such financial, operating and other data and information as Parent or Merger Sub, through their officers, employees or agents, may reasonably request. Any investigation pursuant to this Section shall be conducted in a manner as not to interfere unreasonably with the conduct of the business of the Company or its Subsidiaries.

                  (b) Parent and the Company shall continue to be bound by the Letter Agreement re: Confidentiality dated August 26, 2002 and the Confidential Disclosure Agreement dated January 28, 2003 (the "Confidentiality Agreements").

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

                  (c) In the event of the termination of this Agreement in accordance with Section 8.01, Parent and Merger Sub shall, and shall use their reasonable best efforts to cause their respective affiliates and their respective officers, directors, employees and agents to, (i) return promptly every document furnished to them by the Company or its Subsidiaries, or any officer, director, employee, auditor or agent of the Company or its Subsidiaries in connection with the Merger and containing Proprietary Information (as defined in the Confidentiality Agreements) and all copies thereof in their possession, and cause any other parties to whom such documents may have been furnished promptly to return such documents and all copies thereof, other than such documents as may have been filed with the SEC or otherwise be publicly available, and (ii) destroy promptly all documents created by them from any Proprietary Information and all copies thereof in their possession, and cause any other parties to whom such documents may have been furnished to destroy promptly such documents and any copies thereof.

         SECTION 6.05.     No Solicitation of Transactions.

                  (a) Neither the Company nor any Subsidiary of the Company shall, directly or indirectly, through any of its officers, directors, agents, investment bankers or attorneys or otherwise, (i) solicit, initiate, facilitate, induce or encourage or take any action that could reasonably be expected to lead to the making, submission or announcement of, any Acquisition Proposal, including a Superior Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person, any information with respect to, or otherwise cooperate in any way with respect to, or assist or participate in, facilitate, or induce any Acquisition Proposal, except that the Company may take any action referred to in this clause (ii) in response to an Acquisition Proposal (A) if the Board determines in good faith within five (5) Business Days after consultation with independent legal counsel (who may be the Company's regularly engaged independent legal counsel), that the failure to take such action could reasonably be expected to constitute a breach of its fiduciary duties under applicable law, (B) if the Board determines in good faith that the Acquisition Proposal could reasonably be expected to result in a Superior Proposal, (C) if after giving prior written notice to Parent and Merger Sub and entering into a customary confidentiality agreement on terms not materially less favorable to the Company than those contained in the Confidentiality Agreement and (D) if there has been no previous violation of this Section 6.05(a) with respect to such Acquisition Proposal. For purposes of this Agreement, a "Superior Proposal" means any bona fide written proposal, not solicited, initiated or encouraged in violation of this Section 6.05, made by a third person to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the equity securities of the Company entitled to vote generally in the election of directors or all or substantially all of the consolidated assets of the Company and its Subsidiaries, that does not contain a financing condition, if and only if, the Board reasonably determines (after consulting with independent legal counsel (who may be the Company's regularly engaged independent legal counsel) and its financial advisor) (x) that the proposed transaction would be more favorable to its stockholders than the Merger and (y) that the person or entity making such Superior Proposal is capable of consummating such Acquisition Proposal (after considering, among other things, the expectation of obtaining required regulatory approvals and the identity and background of such person). Without limiting the generality of the foregoing, the Company acknowledges and agrees that any action taken by or through any officer, director, agent, investment banker or attorney of the Company or its Subsidiaries that is inconsistent with this Section 6.05(a), whether or not such person is purporting to act on behalf of the Company or its Subsidiaries, shall be deemed a breach of this Section 6.05(a) by the Company for all purposes of this Agreement.

                  (b)      Prior to the Effective Time, the Company shall not
(x) approve, endorse or recommend any Acquisition Proposal, or (y) enter into any letter of intent or similar document or any agreement or contract for, contemplating or otherwise relating to, any Acquisition Proposal (except for a Confidentiality Agreement referred to in Section 6.05(a)(C) and neither the Board nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or

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

Merger Sub, the approval or recommendation by the Board or any such committee of this Agreement or the Merger. Notwithstanding the foregoing, in the event that, prior to the Effective Time, in connection with an Acquisition Proposal, the Board determines in good faith (i) after consultation with independent legal counsel (who may be the Company's regularly engaged independent legal counsel), that the failure to take such action could reasonably be expected to constitute a breach of its fiduciary duties under applicable law and (ii) that an Acquisition Proposal constitutes a Superior Proposal, the Board may withdraw or modify its approval or recommendation of the Merger.

                  (c) The Company shall, and shall direct or cause its directors, officers, employees, representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Acquisition Proposal.

                  (d) The Company shall promptly, but in any event within 24 hours of such occurrence, advise Parent orally and in writing of (i) the receipt of any Acquisition Proposal or any request for information with respect to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or request and the identity of the person or entity making such Acquisition Proposal or request, (ii) any changes in any such Acquisition Proposal or request and (iii) the determination by the Board that an Acquisition Proposal is a Superior Proposal, including the reasons for such determination, with the intent of enabling the Parent to make a Revised Offer (as defined in Section 6.05(f) below). The Company shall furnish Parent with copies of any written information provided to the Company by any person relating to an Acquisition Proposal. The Company will promptly provide to Parent any material information concerning the Company provided to any person or entity relating to the Acquisition Proposal which was not previously provided to the Parent.

                  (e) The Company agrees, not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party.

                  (f) Within two (2) Business Days after receipt of the notice contemplated in Section 6.05(d)(iii) above, the Parent may, in its discretion, submit a matching offer to the Company (the "Revised Offer"). The Board shall consider the Revised Offer in good faith and determine, after consultation with independent legal counsel (who may be the Company's regularly engaged independent legal counsel) and its financial advisor, whether the Acquisition Proposal is a Superior Proposal relative to the Revised Offer. If the Board concludes that the Acquisition Proposal is no longer a Superior Proposal relative to the Revised Offer, this Agreement shall be amended by the parties to reflect the terms of the Revised Offer.

         SECTION 6.06.     Directors' and Officers' Indemnification and
Insurance.

                  (a) From and after the Effective Time, Parent and the Surviving Corporation shall jointly and severally, to the fullest extent permitted under applicable law, indemnify, defend and hold harmless, each present and former director, officer or employee of the Company and its Subsidiary (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in the Company's certificate of incorporation or by-laws or any applicable contract or agreement as in effect on the date hereof, accurate and complete copies of which contracts and agreements have been provided to the Parent prior to the date hereof, in each case for a period of six years after the date hereof; provided, however, this provision shall not operate to extend the term of any indemnification provided under any applicable contract or agreement. In the event that any claim for indemnification is asserted or made within such six-year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim.

                  (b) The Surviving Corporation, Parent or the Company (with the prior written consent of Parent) shall purchase a "tail" policy under the Company's existing directors' and officers' insurance policy that (i) has an effective term of six years from the Effective Time, (ii) covers those Persons who are currently covered, or will be covered on or prior to the Effective Time, by the Company's directors' and officers' insurance policies in effect on the date hereof with respect to matters occurring on or prior to the Effective Time and (iii) contains terms and conditions (including without limitation coverage amounts) that are not materially less favorable in the aggregate as the terms and conditions of the Company's directors' and officers' insurance policies in effect on the date hereof; provided, however, Parent, Surviving Corporation or Company (with the prior written consent of the Parent), as the case may be, shall be entitled to reduce the term of coverage, if necessary, to a term of coverage that can be obtained for a premium equal to $1,562,500 plus any unearned premium actually refunded or credited to the Surviving Corporation or Parent with respect to the Company's existing directors' and officers' insurance policies. In the event that Parent or Surviving Corporation obtains insurance hereunder from a carrier or carriers other than the Company's existing carriers, such carrier or carriers shall be reasonably comparable to the Company's existing carriers in all material respects. Notwithstanding the foregoing, the Surviving Corporation or Parent, as the case may be, shall not be liable for any negative change in such coverage that is attributable to a market change in the types of coverage or levels of coverage generally available for similarly situated insureds.

                 (c) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.06.

                  (d)      The rights of each Indemnified Party under this
Section 6.06 shall be enforceable by, and are intended to benefit, each Indemnified Party.

         SECTION 6.07. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which reasonably could be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect and (b) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.07 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         SECTION 6.08. Public Announcements. Parent and the Company agree that no public release or announcement concerning the Merger shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Law or the rules or regulations of any United States or non-United States securities exchange, in which case the party required to make the release or announcement shall use its best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

         SECTION 6.09. Tax Opinion Matters. Each party shall cooperate with each other in obtaining the opinions of Mintz Levin Cohen Ferris Glovsky and Popeo PC and Morgan, Lewis & Bockius LLP described in Sections 7.02(f) and 7.03(c).

         SECTION 6.10. Affiliates. Promptly after execution and delivery of this Agreement, the Company shall deliver to Parent a letter identifying all persons who, in the opinion of the Company, may be deemed at the time this Agreement is submitted for adoption by the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act, and such list shall be updated as necessary to reflect changes from the date thereof. The Company shall use reasonable best efforts to cause each person identified on such list to deliver to Parent not less than 30 days prior to the Effective Time, a written agreement in a form to be agreed to by the Parties (an "Affiliate Agreement"). Promptly after execution and delivery of this Agreement, Parent shall deliver to the Company a letter identifying all persons who, in the opinion of Parent, may be deemed "affiliates" of Parent for purposes of Rule 145 under the Securities Act, and such list shall be updated as necessary to reflect changes from the date hereof.

         SECTION 6.11. Tax-free Reorganization. Prior to the Effective Time, each party shall use its best efforts to cause the Merger to qualify as a reorganization under Section 368(a) of the Code, and will not take any action reasonably likely to cause the Merger not so to qualify. Parent shall not take, or cause the Surviving Corporation to take, any action after the Effective Time reasonably likely to cause the Merger not to qualify as a reorganization under
Section 368(a) of the Code. Accordingly, the parties to this Agreement hereby adopt this Agreement as "a plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.

         SECTION 6.12.     Comparability of Employee Benefits.

                  (a)      Following the Effective Time and for a period of nine
(9) months thereafter, Parent shall provide or shall cause the Surviving Corporation to provide, to all individuals who are employees of the Company at the Effective Time and whose employment will continue following the Effective Time (the "Assumed Employees") with: (i) compensation, employee benefits, and terms and conditions of employment that are substantially similar, in the aggregate, as Parent provides to similarly-situated employees of Parent; (ii) compensation, employee benefits, and terms and conditions of employment that are substantially similar, in the aggregate, to those of the Company as in effect immediately prior to the Effective Time; or (iii) a combination of clauses (i) and (ii); provided that such compensation, employee benefits, and terms and conditions of employment are substantially similar, in the aggregate, to those in effect for the Assumed Employees immediately prior to the Effective Time. Following the Effective Time, to the extent permitted by Law and applicable tax qualification requirements, and subject to any generally applicable break in service or similar rule, and the approval of any insurance carrier, third party provider or the like with commercially reasonable efforts of Parent, each Assumed Employee shall receive service credit for purposes of eligibility to participate and vesting (but not for benefit accrual purposes) for employment, compensation, and employee benefit plan purposes with the Company prior to the Effective Time. Notwithstanding any of the foregoing to the contrary, none of the provisions contained herein shall operate to duplicate any benefit provided to any Assumed Employee or the funding of any such benefit. Parent and the Surviving Corporation will also cause all (A) pre-existing conditions and proof of insurability provisions, for all conditions that all Assumed Employees and their covered dependents have as of the Closing, and (B) waiting periods under each plan that would otherwise be applicable to newly hired employees to be waived in the case of clause (A) or clause (B) with respect to Assumed Employees to the same extent waived or satisfied under the Plans; provided that nothing in this sentence shall limit the ability of Parent or the Surviving Corporation from amending or entering into new or different employee benefit plans or arrangements provided such plans or arrangements treat the Assumed Employees in a substantially similar manner as employees of Parent or the Surviving Corporation, as applicable, are treated. Notwithstanding the foregoing, nothing in this Section guarantees continued employment for any Assumed Employee after the Effective Time.

                  (b) Parent and the Surviving Corporation will give each Assumed Employee credit, for purposes of Parent's and the Surviving Corporation's vacation and/or other paid leave benefit programs, for such employees accrued and unpaid vacation and/or paid leave balance as of the Effective Time.

         SECTION 6.13. Further Assurances. Between the date hereof and the Effective Time, the Company agrees to use its commercially reasonable efforts to deliver such documents and instruments and take such actions as the Parent reasonably requests in connection with the agreements set forth on Section 6.13 of the Company Disclosure Schedule.

         SECTION 6.14. HSR Act. At least 10 days prior to the anticipated mailing date of the Proxy Statement to the stockholders of the Company, Parent shall determine in consultation with the Company whether to file notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules promulgated thereunder ("HSR Act"). In the event that Parent determines that filing is required pursuant to the HSR Act, Parent and the Company will file the notification forms required thereunder in connection with these transactions and will request early termination of the waiting period.

                                  ARTICLE VII

                            CONDITIONS TO THE MERGER

         SECTION 7.01. Conditions to the Merger. The obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

                  (a) Stockholder Approval. This Agreement shall have been approved and adopted by the affirmative vote of the stockholders of the Company to the extent required by Delaware Law and the certificate of incorporation of the Company;

                  (b) No Injunctions or Restraints. No Law entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect (i) preventing or prohibiting consummation of the Merger, (ii) prohibiting or limiting the ownership or operation by the Company or Parent and their respective Subsidiaries of any material portion of the business or assets of the Company or Parent and their respective Subsidiaries taken as a whole, or compelling the Company or Parent and their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective Subsidiaries, taken as a whole, as a result of the Merger, or (iii) which otherwise is likely to have a Company Material Adverse Effect or a Parent Material Adverse Effect; provided, however, that each of the parties shall have used its commercially reasonable efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered;

                  (c) Registration Statement Effective. The Registration Statement shall have been declared effective, and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

                  (d) NASDAQ Listing. The shares of Parent Common Stock to be issued in the Merger shall have been authorized for listing on the Nasdaq National Market, subject to official notice of issuance; and

                  (e) Government Approvals. All necessary licenses, permits, consents or approvals of or from Governmental Authorities or other third parties (including the expiration or termination of any applicable waiting periods under the HSR Act) shall have been obtained.

         SECTION 7.02. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver of the following further conditions:

                  (a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time; (ii) each of the representations and warranties of the Company contained in this Agreement which is qualified as to materiality shall be true and correct and each such representation and warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date hereof and at and as of the Effective Time as if made at and as of such time, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date; and (iii) Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect;

                  (b) at any time after the date of this Agreement there shall not have occurred a Company Material Adverse Effect;

                  (c) there shall not be pending any action or proceeding having a reasonable likelihood of success by or before any Governmental Authority or a court of competent jurisdiction, nor shall there be in effect any judgment, decree or order of any Governmental Authority or court of competent jurisdiction, in either case, seeking to make materially more costly the Merger, or seeking to obtain material damages in connection with the Merger, or seeking to prohibit or limit the ownership or operation by the Company or Parent and their respective Subsidiaries of any material portion of the business or assets of the Company or Parent and their respective Subsidiaries taken as a whole, or compelling the Company or Parent and their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective Subsidiaries, taken as a whole, as a result of the Merger;

                  (d) Parent shall have received from Mintz Levin Cohen Ferris Glovsky and Popeo PC on or before the date the Form S-4 shall become effective and, subsequently, on the Closing Date, a written opinion dated as of such dates, based on appropriate representations of the Company and Parent in the form provided, to the effect that (i) the Merger will qualify as a "reorganization," within the meaning of Section 368(a) of the Code, and (ii) the Company, Parent and Merger Sub will each be a "party to a reorganization," within the meaning of Section 368(b) of the Code, with respect to the Merger;

                  (e) The Company shall have obtained the consents set forth on Section 7.02 of the Company Disclosure Schedule;

                  (f) appraisal rights shall not have been exercised by holders of more than 7.5% of the outstanding voting shares of the Company; and

                  (g) Robert J. Towarnicki, Brian J. Hayden and Rifat Pamukcu shall have entered into a Consulting Agreement in form and substance satisfactory to Parent, the primary terms of which are set forth in Exhibit B hereto; provided, however, in the event of the death of any of the foregoing prior to the Effective Time or if any of the foregoing suffers from a continuing disability that at the Effective Time is reasonably expected to prevent that person from fulfilling his duties thereunder, this closing condition shall be deemed satisfied with respect to such person.

         SECTION 7.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver of the following further conditions:

                  (a) (i) Parent and Merger Sub shall have performed in all material respects all of their respective obligations hereunder required to be performed by them at or prior to the Effective Time; (ii) each of the representations and warranties of Parent contained in this Agreement which is qualified as to materiality shall be true and correct and each such representation and warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date hereof and at and as of the Effective Time as if made at and as of such time, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date; and (iii) the Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect;

                  (b) at any time after the date of this Agreement, there shall not have occurred a Parent Material Adverse Effect; and

                  (c)      the Company shall have received from Morgan, Lewis
& Bockius LLP on or before the date the Form S-4 shall become effective and, subsequently, on the Closing Date, a written opinion dated as of such dates, based on appropriate representations of the Company and Parent in the form provided, to the effect that (i) the Merger will qualify as a "reorganization," within the meaning of Section 368(a) of the Code, and (ii) the Company, Parent and Merger Sub will each be a "party to a reorganization," within the meaning of
Section 368(b) of the Code, with respect to the Merger.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 8.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company:

                  (a) by written consent duly authorized by the Boards of Directors of each of Parent, Merger Sub and the Company;

                  (b) by any of Parent, Merger Sub or the Company if (i) the Effective Time shall not have occurred on or before August 6, 2003; provided that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or (ii) there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited or if any court of competent jurisdiction or Governmental Authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

                  (c) by the Parent, if the Board withdraws, modifies or changes its recommendation of this Agreement or the Merger after receiving a Superior Proposal and determining in good faith, after consultation with independent legal counsel (who may be the Company's regularly engaged independent legal counsel), that the failure to take such action could reasonably be expected to constitute a breach of its fiduciary duties under applicable law;

                  (d) by the Company, if the Board withdraws, modifies or changes its recommendation of this Agreement or the Merger after receiving a Superior Proposal and determining in good faith, after consultation with independent legal counsel (who may be the Company's regularly engaged independent legal counsel), that the failure to take such action could reasonably be expected to constitute a breach of its fiduciary duties under applicable Law, provided that the Company has complied with the provisions of
Section 6.05 hereof; provided, however, that any termination of this Agreement by the Company pursuant to this Section 8.01(d) shall not be effective until the Company has made payment of the full fee required by Section 8.03(a) hereof;

                  (e) by either Parent or the Company, if the Stockholders' Meeting shall have been held and the stockholders of the Company shall have failed to approve and adopt this Agreement at such meeting;

                  (f) by the Company, upon a breach of any representation, warranty, or agreement set forth in this Agreement such that the condition set forth in Section 7.03(a) would not be satisfied (a "Terminating Parent Breach"); provided, however, that if such Terminating Parent Breach is curable by Parent through the exercise of its best efforts and Parent continues to exercise such best efforts, the Company may not terminate this Agreement under this Section 8.01(f) for a period of 30 days from the date on which the Company delivers to Parent written notice setting forth in reasonable detail the circumstances giving rise to such Terminating Parent Breach; or

                  (g) by Parent, upon a breach of any representation, warranty, or agreement set forth in this Agreement such that the condition set forth in Section 7.02(a) would not be satisfied (a "Terminating Company Breach"); provided, however, that, if such Terminating Company Breach is curable by the Company through the exercise of its best efforts and the Company continues to exercise such best efforts, Parent may not terminate this Agreement under this Section 8.01(g) for a period of 30 days from the date on which Parent delivers to the Company written notice setting forth in reasonable detail the circumstances giving rise to such Terminating Company Breach.

         SECTION 8.02.     Effect of Termination. Except as provided in Section
9.01 and Section 8.03, in the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Parent, Merger Sub or the Company or any of their respective officers or directors and all rights and obligations of any party hereto shall cease; provided, however, if such termination shall result from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of Sections 8.02, 8.03, 9.04, 9.05, 9.07 and 9.08 shall survive any termination hereof pursuant to Section 8.01.

         SECTION 8.03.     Fees and Expenses.

                  (a) The Company shall pay Parent a fee of $1,250,000 (the "Termination Fee"), if this Agreement is terminated:

                           (i)      pursuant to 8.01(c) or (d);

                           (ii)     pursuant to Section 8.01(e) and an
Acquisition Proposal shall have been proposed prior to such termination (which shall not have been withdrawn prior to such termination) and the transaction contemplated by such Acquisition Proposal shall have been consummated within 9 months of such termination; or

                           (iii)     pursuant to Section 8.01(g) and an
Acquisition Proposal shall have proposed prior to such termination (which shall not have been withdrawn prior to such termination) and the transaction contemplated by such Acquisition Proposal shall have been consummated within 9 months of such termination.

                  (b) Any payment required to be made pursuant to Section 8.03(a) shall be made as promptly as practicable but not later than five business days after the final determination by Parent of such amount and shall be made by wire transfer of immediately available funds to an account designated by Parent.

                  (c) Except as set forth in this Section 8.03, all costs and expenses incurred in connection with this Agreement and the Merger shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

                  (d) In the event that the Company shall fail to pay the Termination Fee when due, the Company shall pay to the Parent the Termination Fee and the costs and expenses actually and reasonably incurred or accrued by Parent and its affiliates (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.03, together with interest on such unpaid Termination Fee, commencing on the date that the Termination Fee became due, at a rate equal to the prime rate of interest publicly announced by The Wall Street Journal, Eastern Edition, from time to time.

         SECTION 8.04. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided that, after the adoption of this Agreement by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration to be received by the stockholders of the Company pursuant to the Merger absent any required stockholder approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         SECTION 8.05. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                   ARTICLE IX

                               GENERAL PROVISIONS

         SECTION 9.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This
Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or earlier termination.

          SECTION 9.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

                  if to Parent or Merger Sub:

                           OSI Pharmaceuticals Inc.
                           58 South Service Road, Suite 110
                           Melville, New York 11747
                           Facsimile No: (631) 293-2218
                           Attention: Barbara A. Wood, Esq.

                  with a copy to:

                           Mintz Levin Cohn Ferris Glovsky and Popeo PC
                           The Chrysler Center
                           666 Third Avenue
                           New York, New York 10017
                           Facsimile No: (212) 983-3115
                           Attention: Joel I. Papernik, Esq.

                  if to the Company:

                           Cell Pathways, Inc.
                           702 Electronic Drive
                           Horsham, Pennsylvania 19044
                           Facsimile No: (215) 706-3806
                           Attention: Robert J. Towarnick

                  with a copy to:

                           Morgan, Lewis & Bockius LLP
                           1701 Market Street
                           Philadelphia, Pennsylvania 19103
                           Facsimile No: (215) 963-5001
                           Attention: Peter S. Sartorius, Esq.

         SECTION 9.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

         SECTION 9.04. Entire Agreement; Assignment. This Agreement (including the Exhibits and the Parent and the Company Disclosure Schedules which are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any affiliate of Parent, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

         SECTION 9.05. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.06 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

         SECTION 9.06. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

         SECTION 9.07. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any court within the State of Delaware. The parties hereto hereby
(a) submit to the exclusive jurisdiction of any state or federal court sitting within the State of Delaware for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Merger may not be enforced in or by any of the above-named courts.

         SECTION 9.08. Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Merger. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and
(b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Merger, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.08.

         SECTION 9.09. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 9.10. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                    OSI PHARMACEUTICALS, INC.

                                    By  /s/ Colin Goddard
                                        ----------------------------------------
                                        Name: Colin Goddard, Ph.D.
                                        Title: Chief Executive Officer

                                    CP MERGER CORPORATION

                                    By  /s/ Colin Goddard
                                        ----------------------------------------
                                        Name: Colin Goddard, Ph.D.
                                        Title: President

                                    CELL PATHWAYS, INC.

                                    By  /s/ Robert J. Towarnicki
                                        ----------------------------------------
                                        Name: Robert J. Towarnicki
                                        Title: Chief Executive Officer

                                    EXHIBIT A

                    FORM OF CONTINGENT VALUE RIGHTS AGREEMENT

         CONTINGENT VALUE RIGHTS AGREEMENT, dated [_________ __] 2003, by and among OSI Pharmaceuticals, Inc. ("Parent"), a Delaware corporation, and The Bank of New York, a New York banking corporation, as Rights Agent (the "Rights Agent"), in favor of each person (a "Holder") who from time to time holds one or more Contingent Value Rights (the "CVRs") to receive a number of shares of Parent common stock, $0.01 par value per share (the "Parent Common Stock"), in the amounts and subject to the terms and conditions set forth herein. A registration statement on Form S-4 (No. 333- ) (the "Registration Statement") with respect to, among other securities, the CVRs, has been prepared and filed by Parent with the Securities and Exchange Commission (the "Commission") and has become effective in accordance with the Securities Act of 1933 (the "Act"). This Agreement is entered into in connection with the Agreement and Plan of Merger (the "Merger Agreement") dated as of February 7, 2003 by and among Parent, CP Merger Corporation ("Merger Sub"), and Cell Pathways, Inc. (the "Company"), which sets forth the initial allocation of a CVR for 0.0400 shares of Parent Common Stock for each outstanding share of Company Common Stock (as defined in the Merger Agreement).

Section 1.        Appointment of Rights Agent. Parent hereby appoints the
Rights Agent to act as agent for the Holders in accordance with the instructions set forth herein, and the Rights Agent hereby accepts such appointment, upon the terms and conditions hereinafter set forth.

Section 2.        Form of CVR Certificate.

         2.1      The CVRs shall be evidenced by certificates
(the "CVR Certificates"), substantially in the form set forth in Exhibit A hereto. The CVR Certificates may have such letters, numbers, or other marks of identification or designation and such legends, summaries, or endorsements printed, lithographed, or engraved thereon as Parent may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with applicable law or with any rule or regulation made pursuant thereto.

         2.2 The CVR Certificates shall be executed on behalf of Parent by the manual or facsimile signature of the present or any future President or Vice President of Parent, under its corporate seal, affixed or in facsimile, attested by the manual or facsimile signature of the present or any future Secretary or Assistant Secretary of Parent. CVR Certificates shall be dated as of the date of the initial issuance thereof or the date of any subsequent transfer, as the case may be.

Section 3.        Registration.

         3.1 The Rights Agent shall maintain the books and records for the registration, and the registration of transfer, of the CVR Certificates in which shall be registered the names and addresses of the Holders of the CVRs evidenced by the CVR Certificates in registered form and the certificate numbers and denominations of such CVR Certificates.

         3.2 Prior to transfer of the CVR Certificates as provided for herein, Parent and the Rights Agent may deem and treat the registered Holder thereof as the absolute owner of the CVR Certificates (notwithstanding any notation of ownership or other writing thereon made by anyone other than Parent or the Rights Agent), for the purpose of the CVR Consideration (as defined herein) and for all other purposes, and neither Parent nor the Rights Agent shall be affected by any notice to the contrary.

Section 4.        Payment and Exchange of CVRs.

         4.1 Milestone and Exchange Ratio. For purposes of this Agreement, "Milestone Date" means the date of the earlier to occur of (i) the filing of a new drug application ("NDA") with the U.S. Food and Drug Administration (the "FDA") for marketing in the U.S. of Aptosyn for the treatment of advanced non-small cell lung cancer in combination with Taxotere on the basis of the registration trial currently underway, (ii) the filing of an NDA with the FDA for marketing of CP-461 in the U.S. for the treatment of any indication or (iii) a determination by the Parent, in its sole discretion, that the CVRs should convert into Parent Common Stock (each a "Milestone Event"). Provided the Milestone Date occurs on or before ___________, 2008, the Holders shall be entitled to the following consideration, to be delivered by the Rights Agent in accordance with the procedures set forth herein.

                  (a) On the Milestone Date, each CVR then outstanding shall automatically be converted into and become the right to receive 0.0400 shares of Parent Common Stock (the "Rights Shares").

                  (b) No fractional shares of Parent Common Stock shall be issued pursuant to this Agreement. In lieu of fractional shares, each Holder who would otherwise have been entitled to a fraction of a share of Parent Common Stock hereunder (after aggregating all fractional shares to be received by such Holder), shall receive, without interest, an amount in cash (rounded to the nearest whole cent) determined by multiplying such fraction by the per share closing price of Parent Common Stock as reported by the Nasdaq National Market, or other principal market on which the Parent Stock is traded if it is not at such time listed on the Nasdaq National Market, on the trading day on which the Milestone Date occurs (or, if the Milestone Date occurs on a date that is not a trading day, on the immediately preceding trading day).

                  (c)      In case prior to the Milestone Date Parent shall
(i) pay a stock dividend or make a distribution on or in respect of Parent Common Stock in shares of Parent Common Stock, (ii) subdivide the outstanding shares of Parent Common Stock, (iii) combine the outstanding shares of Parent Common Stock into a smaller number of shares, or (iv) issue by reclassification of shares of Parent Common Stock any shares of capital stock of the Company, then, in any such case, upon a Milestone Event the Holder of a CVR shall be entitled to receive the number of shares of capital stock of Parent which Holder would have owned immediately following such action had the Milestone Event occurred immediately prior thereto (with any record date requirement being deemed to have been satisfied).

                  (d) If Parent shall at any time consolidate with or merge with or into another Person, or Parent shall sell, transfer or lease all or substantially all of its assets, or Parent shall change the Parent Common Stock into property or other securities, then, in any such case, the Holder of a CVR shall thereupon (and thereafter) be entitled to receive, upon a Milestone Event, the securities or other property to which (and upon the same terms and with the same rights as) the Holder would have been entitled if the Milestone Event had occurred immediately prior to such consolidation or merger, such sale of assets or such change (with any record date requirement being deemed to have been satisfied). Parent shall take such steps in connection with such consolidation or merger, such sale of assets or such change as may be necessary to assure such Holder that the provisions of this Agreement shall thereafter be applicable in relation to any securities or property thereafter deliverable upon achievement of such Milestone Event, including, bur not limited to, obtaining a written obligation to supply such securities or property upon exercise and to be so bound by the CVRs.

                  (e) The Parent Common Stock (or other securities, cash or other property) and cash in lieu of fractional shares issuable pursuant to this
Section 4.1 are referred to collectively herein as the "CVR Consideration."

                  (f) Upon the occurrence of each adjustment or readjustment pursuant to this Section 4.1, Parent at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of a CVR a certificate setting forth in reasonable detail the event requiring the adjustment and the amount of such adjustment.

         4.2 Exchange of Certificates. As soon as practicable after the Milestone Date, Parent shall notify the Rights Agent and the Rights Agent shall, upon being provided with the notice and instructions for surrender referred to below. promptly thereafter mail to all Holders of record of CVRs that were converted into the right to receive CVR Consideration (i) notice of the occurrence of the Milestone and (ii) instructions for surrendering their CVR Certificates in exchange for a certificate representing shares of Parent Common Stock and cash in lieu of fractional shares. Upon surrender of CVR Certificates for cancellation to the Rights Agent, together with a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss of, and title to, the CVR Certificates shall pass, only upon delivery of the CVR Certificates to the Rights Agent) and other requested documents and in accordance with the instructions thereon, the Holder of such Certificates shall be entitled to receive in exchange therefor (a) a certificate representing that number of whole shares of Parent Common Stock into which the CVRs theretofore represented by the CVR Certificates so surrendered shall have been converted pursuant to the provisions of this Agreement and (b) a check in the amount of any cash due pursuant to Section 4.1(b) or Section 4.4. No interest shall be paid or shall accrue on any such amounts. Until surrendered in accordance with the provisions of this Section, each CVR Certificate shall represent for all purposes only the right to receive CVR Consideration and, if applicable, amounts under Section 4.4. Shares of Parent Common Stock into which the CVRs shall be converted at the Milestone Date shall be deemed to have been issued on the Milestone Date. Subject to Section 6 hereof, if any certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the CVR Certificate surrendered is registered, it shall be a condition of such exchange that the person requesting such exchange shall deliver to the Rights Agent all documents necessary to evidence and effect such transfer and shall pay to the Rights Agent any transfer or other taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock in a name other than that of the registered Holder of the CVR Certificate surrendered, or establish to the satisfaction of the Rights Agent that such tax has been paid or is not applicable. Beginning the date which is six months following the Milestone Date, Parent shall act as the Rights Agent and thereafter any holder of an unsurrendered CVR Certificate shall look solely to Parent for any amounts to which such Holder may be due, subject to applicable law. Notwithstanding any other provisions of this Agreement, any portion of the CVR Consideration remaining unclaimed five years after the Milestone Date (or such earlier date immediately prior to such time as such amounts would otherwise escheat to, or become property of, any governmental entity) shall be returned to the Parent.

         4.3 Lost Certificates. If any CVR Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such CVR Certificate to be lost, stolen or destroyed and, if required by Parent or the Rights Agent, the posting by such person of a bond in such reasonable amount as Parent or the Rights Agent may direct as indemnity against any claim that may be made against it with respect to such CVR Certificate, the Rights Agent shall deliver in exchange for such lost, stolen or destroyed CVR Certificate (a) if prior to the Milestone Date, a new CVR Certificate of like tenor and evidencing the number of CVRs evidenced by the CVR Certificate so lost, stolen or destroyed or (b) if after the Milestone Date, the applicable certificates representing shares of Parent Common Stock, cash in lieu of fractional shares and any amounts due pursuant to Section 4.4.

        4.4 Distributions with Respect to Unexchanged Shares. No dividend or other distribution declared with respect to Parent Common Stock with a record date after the Milestone Date shall be paid to holders of unsurrendered CVR Certificates until such holders surrender such CVR Certificates. Upon the surrender of such CVR Certificates in accordance with Section 4.2, there shall be paid to such holders, promptly after such surrender, the amount of dividends or other distributions, without interest, declared with a record date after the Milestone Date and not paid because of the failure to surrender such CVR Certificates for exchange.

       4.5 Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Holder of CVRs such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder of the CVRs in respect of which such deduction and withholding was made.

Section 5.        Non-Transferability and Registration of CVRs.

         5.1 The CVRs and any interest therein may not be sold, assigned, pledged, encumbered, or in any other manner transferred or disposed of, in whole or in part, other than in accordance with Section 6 hereof.

         5.2 The CVRs and the Rights Shares have been registered under the Act pursuant to the Registration Statement declared effective under the Act. Parent covenants and agrees:

                  (a) to prepare and file with the Commission such amendment and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary;

                  (b) as expeditiously as possible, to register or qualify the CVRs and the Rights Shares under the securities or "Blue Sky" laws of each jurisdiction in which such registration or qualification is necessary; and

                  (c) to pay all expenses of the Parent in complying with this Section 5.2, including, without limitation, (A) all registration and filing fees, (B) all printing expenses, (C) all fees and disbursements of counsel and independent public accountants for the Parent and (D) all National Association of Securities Dealers, Inc. ("NASD") and "Blue Sky" fees and expenses.

Section 6.        Exchange, Transfer, or Assignment of CVRs.

         6.1 CVRs and any interest therein shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer (as defined herein). A "Permitted Transfer" shall mean (i) the transfer of any or all of the CVRs on death by will or intestacy; (ii) transfer by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee, (iii) transfers made pursuant to a court order;
(iv) if the Holder is a partnership, a distribution from the transferring partnership to its partners or former partners in accordance with their partnership interests; (v) if the Holder is a limited liability company, a distribution from the distributing limited liability company to its members or former members in accordance with their interest in the limited liability company, or (vi) a transfer made by operation of law (including a consolidation or merger) or in connection with the dissolution of any corporation or other entity.

         6.2 In the event of a Permitted Transfer, CVRs may be assigned or transferred upon surrender of CVR Certificates to the Rights Agent, accompanied (if so required by Parent or the Rights Agent) by a written instrument or instruments of transfer in form satisfactory to Parent and the Rights Agent, duly executed by the registered holder or by a duly authorized representative or attorney, such signature to be guaranteed by a member of a recognized guarantee medallion program. Upon any such registration of transfer, a new CVR Certificate shall be issued to the transferee and the surrendered CVR Certificate shall be cancelled by the Rights Agent. CVR Certificates so cancelled shall be delivered by the Rights Agent to Parent from time to time or otherwise disposed of by the Rights Agent in its customary manner.

         6.3 Any transfer or assignment of CVRs shall be without charge (other than the cost of any transfer tax) to the holder and any new CVR Certificates issued pursuant to this Section 6 shall be dated the date of such transfer or assignment.

Section 7. Rights of CVR Certificate Holder. The Holder of any CVR Certificate or CVR, shall not, by virtue thereof, be entitled to any rights of a stockholder of Parent, either at law or in equity, and the rights of the Holders are limited to those expressed in this Agreement.

Section 8. Availability of Information. Parent will provide to the Rights Agent all information and documentation in connection with this Agreement and the CVRs that the Rights Agent may reasonably request.

Section 9. Reservation of Stock. Parent covenants that it will reserve from its authorized and unissued Parent Common Stock a sufficient number of shares to provide for the issuance of Parent Common Stock pursuant to the CVRs. Parent further covenants that all shares that may be issued pursuant to the CVRs will be free from all taxes, liens and charges in respect of the issue thereof. Parent agrees that its issuance of the CVRs shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Parent Common Stock issuable pursuant hereto and that upon issuance such shares of Parent Common Stock shall be validly issued, fully paid and non-assessable.

Section 10. Duties of Rights Agent. The Rights Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which Parent and the Holders, by their acceptance hereof, shall be bound.

         10.1 The statements contained herein and in the CVR Certificates shall be taken as statements of Parent, and the Rights Agent assumes no responsibility for the correctness of any of the same except such as describe the Rights Agent or actions taken or to be taken by it. The Rights Agent assumes no responsibility with respect to the delivery of CVRs and the CVR Consideration except as herein otherwise provided.

         10.2 The Rights Agent shall not be responsible for any failure of Parent to comply with any of the covenants contained in this Agreement or in the CVR Certificates to be complied with by Parent.

         10.3 The Rights Agent shall not be responsible for (i) determining if the Milestone Date has occurred, nor (ii) assessing the amount of Transaction Expenses. Parent shall be responsible for providing this information to the Rights Agent.

         10.4 The Rights Agent may consult at any time with counsel of its own selection (who may be counsel for Parent), and the Rights Agent shall incur no liability or responsibility to Parent or to any Holder with respect to any action taken, suffered, or omitted by it hereunder in good faith and in accordance with the opinion or the advice of such counsel, provided that the Rights Agent shall have exercised reasonable care in the selection of such counsel.

         10.5 The Rights Agent shall incur no liability or responsibility to Parent or to any Holder for any action taken in reliance on any notice, resolution, waiver, consent, order, certificate, or other paper, document, or instrument (whether in original or facsimile form) believed by it to be genuine and to have been signed, sent, or presented by the proper party or parties. Parent agrees (i) to pay to the Rights Agent reasonable compensation for all services rendered by the Rights Agent in the execution of this Agreement and (ii) to reimburse the Rights Agent for all taxes and governmental charges, reasonable expenses, and other charges of any kind and nature incurred by the Rights Agent in connection with this Agreement. Parent shall reimburse the Rights Agent for the reasonable costs of any counsel engaged by the Rights Agent for the purposes contemplated by Section 10.4. The Rights Agent shall be paid any compensation or reimbursement owed to it directly.

         10.6 The Holders of at least a majority of the outstanding CVRs may direct the Rights Agent to act on behalf of the Holders in enforcing any of their rights hereunder and pursuant to the CVRs. The Rights Agent shall be under no obligation to institute any action, suit, or legal proceeding or to take any other action likely to involve material expense unless the Holders shall furnish the Rights Agent with reasonable security and indemnity satisfactory to it for any costs and expenses which may be incurred. All rights of action under this Agreement or under any of the CVR Certificates may be enforced by the Rights Agent without the possession of any of the CVR Certificates or the production thereof at any trial or other proceeding relative thereto, and any such action, suit, or proceeding instituted by the Rights Agent shall be brought in its name as Rights Agent, and any recovery of judgment shall be for the ratable benefit of the registered Holders, as their respective rights or interests may appear.

         10.7 The Rights Agent shall act hereunder solely as agent, and its duties shall be determined solely by the provisions hereof. The Rights Agent shall not be liable for anything which it may do or refrain from doing in connection with this Agreement except for its own gross negligence or willful misconduct.

         10.8 Parent agrees to indemnify Rights Agent for, and hold Rights Agent harmless against, any and all loss, liability, claim, damage or expense ("Loss") arising out of or in connection with Rights Agent's duties under this Agreement, including the costs and expenses of defending Rights Agent against any Loss, unless such Loss shall have been determined by a court of competent jurisdiction to be a result of Rights Agent's own gross negligence or willful misconduct. Rights Agent agrees to notify Parent in writing of any receipt of an assertion of a claim or any action commenced against Rights Agent, promptly after the receipt of notice of such assertion or having been served with the summons or other first legal process giving information as to the nature and basis of any such assertion or action. The failure to so notify Parent will not relieve Parent from liability hereunder unless prejudice is suffered by Parent as a result of such failure. At its election, Parent may assume the conduct of Rights Agent's defense in any such action or claim, at its sole cost and expense. In the event that Parent elects to assume the defense, Parent shall not be liable for fees and expenses of any counsel thereafter retained by Rights Agent except in the event Rights Agent determines that it has defenses different from those of Parent. In no case will Rights Agent be liable for special, indirect, incidental or consequential loss or damages of any kind whatsoever (including but not limited to lost profits). The obligations of Parent under this section shall survive the termination of this Agreement.

Section 11.       Change of Rights Agent.

         11.1 Any corporation into which the Rights Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Rights Agent shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Rights Agent, shall be the successor to the Rights Agent hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto.

         11.2 The Rights Agent may resign and be discharged from its duties under this Agreement by giving to Parent notice in writing, specifying a date when such resignation shall take effect, which notice shall be sent at least 30 days prior to the date so specified. If the Rights Agent shall resign or otherwise become incapable of acting, Parent shall appoint a successor to the Rights Agent. If no successor is appointed within 30 days of the resignation date, Rights Agent may petition a court for the appointment of a successor. After appointment the successor Rights Agent shall be vested with the same powers, rights, duties, and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the former Rights Agent shall deliver and transfer to the successor Rights Agent copies of all books, records, plans, and other documents in the former Rights Agent's possession relating to the CVRs or this Agreement and execute and deliver any further assurance, conveyance, act, or deed necessary for the purpose. Failure to give any notice provided for in this Section 11.2 or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

Section 12.       Termination.

         12.1 This Agreement shall terminate six months after the Milestone Date or, if the Milestone Date shall not have occurred prior to [_________ __], 2008, on such date (the "Termination Date").

         12.2 Notwithstanding the provisions of Section 12.1 above, if the Milestone Date shall have occurred prior to the Termination Date, the termination of this Agreement shall not terminate the rights of the Holders to receive the CVR Consideration from the Parent in accordance with the terms of the CVR Certificate.

Section 13. Successors. All covenants and provisions of this Agreement by or for the benefit of Parent, the Rights Agent, or the Holders shall bind and inure to the benefit of their respective successors, assigns, heirs, and personal representatives.

Section 14. Counterparts. This Agreement may be executed in any number of counterparts; and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same agreement.

Section 15. Headings. The headings of sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 16. Amendments. This Agreement may be amended by the written consent of Parent and the affirmative vote or the written consent of holders holding not less than a majority-in-interest of the then outstanding CVRs; provided, however, that no such modification or amendment to this Agreement may, without the consent of each Holder affected thereby, change in manner adverse to the Holders, (a) any provision contained herein with respect to termination of this Agreement or the CVRs, (b) the amount of CVR Consideration to be issued according to the terms of this Agreement to the Holders of the CVRs, or (c) the provisions of this Section 16. Notwithstanding the foregoing, Parent and the Rights Agent may from time to time supplement or amend this Agreement, without the approval of any Holder, in order to cure any ambiguity or to correct or supplement any provision contained in this Agreement which may be defective or inconsistent with any other provision in this Agreement, or to make any other provisions in regard to matters or questions arising under this Agreement which Parent and the Rights Agent may deem necessary or desirable and which shall not be inconsistent with the provisions of the CVRs and which shall not adversely affect the interests of the Holders.

Section 17. Notices. Any notice required to be given hereunder shall be sufficient if in writing and sent by facsimile transmission, by courier or other national overnight express mail service (with proof of service), hand delivery, or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

If to Parent:

             OSI Pharmaceuticals Inc.
             58 South Service Road, Suite 110
             Melville, New York 11747
             Facsimile No: (631) 293-2218
             Attention: Barbara A. Wood, Esq.

             If to the Rights Agent:

             The Bank of New York
             101 Barclay Street
             New York, NY 10286
             Fax: (212) 815-6979

Section 18. Benefits of this Agreement. Nothing in this Agreement shall be construed to give to any person or corporation, other than Parent, the Rights Agent, and the registered Holders, any legal or equitable right, remedy, or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of Parent, the Rights Agent, and the registered Holders.

Section 19. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its rules of conflict of laws. The parties hereto agree that any suit, action, or proceeding seeking to enforce any provision of, or based on any matter arising out of, this Agreement may be brought in the United States District Court for the District of New York, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such suit, action, or proceeding and irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding in any such court or that any such suit, action, or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action, or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party in the manner provided for notices in Section 17 shall be deemed effective service of process on such party.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                    OSI PHARMACEUTICALS, INC.

                                    By: __________________________________
                                        Name:
                                        Title:

                                    THE BANK OF NEW YORK, as Rights Agent

                                    By: __________________________________
                                        Name:
                                        Title:

                                                                       EXHIBIT A

                  [FORM OF CONTINGENT VALUE RIGHTS CERTIFICATE]

                            OSI PHARMACEUTICALS, INC.
            CONTINGENT VALUE RIGHTS TO RECEIVE SHARES OF COMMON STOCK

         THIS CERTIFIES THAT, FOR VALUE RECEIVED, _______________, or its permitted assigns, is the registered holder of [______________] Contingent Value Rights ("CVRs"). Each CVR entitles the holder thereof to receive from OSI Pharmaceuticals, Inc., a Delaware corporation ("Parent"), subject to the terms and conditions set forth hereinafter and in the Continent Value Rights Agreement, dated __________, 2003, between Parent and The Bank of New York ("CVR Agreement"), 0.0400 shares (the "CVR Shares") of Parent's common stock, $0.01 par value per share (the "Common Stock") on the Milestone Date (as defined in the CVR Agreement).

         REFERENCE IS MADE TO THE PROVISIONS OF THIS CVR CERTIFICATE SET FORTH ON THE REVERSE SIDE HEREOF, AND SUCH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS THOUGH FULLY SET FORTH ON THE FRONT OF THIS CERTIFICATE.

         This CVR Certificate shall be governed by and construed in accordance with the laws of the State of Delaware.

                  IN WITNESS WHEREOF, Parent has caused this CVR Certificate to be executed by its duly authorized officer.

Dated: _____________________        OSI PHARMACEUTICALS, INC.

                                    By:_________________________________________
                                       Title:

                                    Countersigned:

                                    THE BANK OF NEW YORK

                                    By:_________________________________________
                                       Title:___________________,as Rights Agent

                                 [REVERSE SIDE]

                  This CVR Certificate is subject to all of the terms, provisions and conditions of the Contingent Value Rights Agreement, dated as of ______________, 2003 (the "CVR Agreement"), between Parent and the Rights Agent, to all of which terms, provisions and conditions the registered holder of the CVR consents by acceptance hereof. The CVR Agreement and certain definitions included in the Agreement and Plan of Merger, dated as of February 7, 2003 (the "Merger Agreement"), by and among Parent, CP Merger Corporation and Cell Pathways, Inc. are incorporated herein by reference and made part hereof and reference is made to the CVR Agreement and the Merger Agreement for a full description of the rights, limitations of rights, obligations, duties and immunities of the Rights Agent, Parent and the holders of the CVR Certificates. Copies of the CVR Agreement and the Merger Agreement are available for inspection at the principal office of the Rights Agent or may be obtained upon written request addressed to the Rights Agent at its principal office at [__________________________].

                  Parent shall not be required upon maturity of the CVRs evidenced by this CVR Certificate to issue fractional shares, but shall make adjustment therefor in cash as provided in the CVR Agreement.

                  Parent has filed and caused to become effective a registration statement under the Securities Act of 1933, as amended, covering the CVRs and CVR Shares and has agreed to register or qualify the CVRs and the CVR Shares to be delivered upon maturity of the CVRs under the laws of each jurisdiction in which such registration or qualification is necessary.

                  THIS CVR CERTIFICATE IS NOT TRANSFERABLE OR ASSIGNABLE OTHER THAN (1) ON DEATH BY WILL OR INTESTACY; (2) TO AN INTER VIVOS OR TESTAMENTARY TRUST IN WHICH THE CVRs ARE TO BE PASSED TO BENEFICIARIES UPON THE DEATH OF THE TRUSTEE, (3) PURSUANT TO A COURT ORDER; (4) IF THE HOLDER IS A PARTNERSHIP, FROM THE TRANSFERRING PARTNERSHIP TO ITS PARTNERS OR FORMER PARTNERS IN ACCORDANCE WITH THEIR PARTNERSHIP INTERESTS; (5) IF THE HOLDER IS A LIMITED LIABILITY COMPANY, FROM THE DISTRIBUTING LIMITED LIABILITY COMPANY TO ITS MEMBERS OR FORMER MEMBERS IN ACCORDANCE WITH THEIR INTEREST IN THE LIMITED LIABILITY COMPANY, OR (6) BY OPERATION OF LAW (INCLUDING A CONSOLIDATION OR MERGER) OR IN CONNECTION WITH THE DISSOLUTION OF ANY CORPORATION OR OTHER ENTITY.

                  The holder of this CVR Certificate shall not, by virtue hereof, be entitled to any of the rights of a stockholder in Parent, either at law or in equity, and the rights of the holder are limited to those expressed in the CVR Agreement.

                  Every holder of this CVR Certificate, by accepting the same, consents and agrees with Parent, the Rights Agent and with every other holder of a CVR Certificate that Parent and the Rights Agent may deem and treat the person in whose name this CVR Certificate is registered as the absolute owner hereof (notwithstanding any notation of ownership or other writing hereon made by anyone other than Parent or the Rights Agent) for all purposes whatsoever and neither Parent nor the Rights Agent shall be affected by any notice to the contrary.

                  This CVR Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Rights Agent.

                  The CVR Agreement and this CVR Certificate shall be governed by and construed in accordance with the laws of the State of New York without regard to its rules of conflict of laws.

                  The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM, as tenants in common

TEN ENT, as tenants by the entireties

JT TEN, as joint tenants with right of survivorship and not as tenants in common

COM PROP, as community property

UNIF GIFT MIN ACT, _____________ Custodian ___________ (Cust) (Minor) under Uniform Gifts to Minors Act ___________________________________ (State)

Additional abbreviations may also be used though not in the above list.

For value received _____________________ hereby sell, assign and transfer unto _______________________________________ Shares represented by the within
Certificate, and do hereby irrevocably constitute and appoint
____________________________________ Attorney to transfer the said Shares on the books of the within named Corporation with full power of substitution in the premises.

Dated ____________________________________

In the presence of ___________________________          _______________________

                                    EXHIBIT B

                   CERTAIN TERMS OF THE CONSULTING AGREEMENTS

                  Mr. Towarnicki and Mr. Hayden will receive Consulting Agreements with OSI to facilitate the interim management of Cell Pathways' operations and the transition, integration, and transfer of Cell Pathways' assets to OSI Pharmaceuticals. The term of each Consulting Agreement will be eighteen (18) months beginning on the Effective Date. In consideration for this commitment, OSI has agreed to pay Mr. Towarnicki $200,000 and Mr. Hayden $150,000. In addition, and following the successful transition of assets to OSI, the Company will give due consideration to the forgiveness of loans to Mr. Towarnicki and Mr. Hayden totaling approximately $950,000 outstanding.

                  Mr. Pamukcu will receive a Consulting Agreement for a term of three (3) years beginning on the Effective Date. In consideration of this commitment, OSI has agreed to pay Mr. Pamukcu $20,000 per month for the first 8-10 months (i.e., the period through completion of the Phase II trial of CP-461 in the IBD indication); $10,000 per month for the next 2-4 months (i.e. through the end of the first year of the term); and $5,000 per month for the second and third years of the term of the Consulting Agreement. In connection with his execution and delivery of the Consulting Agreement, OSI shall also pay to Mr. Pamukcu either (i) 8,000 shares of the common stock of OSI plus a cash payment equal to all taxes payable with respect thereto or (ii) the cash equivalent of the value of the OSI shares and the cash set forth in clause (i).